Filed Pursuant to Rule 424(b)(5)
Registration Number 333-164786

Prospectus Supplement
(To prospectus dated April 8, 2010)

3,500,000 American Depositary Shares

Representing 70,000,000 Ordinary Shares

We are offering 3,500,000 American Depositary Shares, or ADSs. Each ADS represents twenty ordinary shares, par value HK$0.10 per share.

Our ADSs are quoted on the Nasdaq Global Market under the symbol “CTEL.” The last reported sale price for our ADSs on the Nasdaq Global Market on April 22, 2010, was $13.91 per ADS.

Investing in our ADSs involves risks.  See “Risk Factors” beginning on page S-9 of this prospectus supplement.

	Per ADS	Total
Price to the public	$13.00	$45,500,000
Underwriting discount(1)	$0.65	$2,275,000
Proceeds to us, before expenses	$12.35	$43,225,000

(1)	All items of compensation to the underwriters in connection with this offering are disclosed in “Underwriting” beginning on page S-29 of this prospectus supplement.

We have granted the underwriters a 30-day option to purchase up to an additional 525,000 ADSs solely to cover over-allotments, if any. If the underwriters exercise this option in full, the total underwriting discount will be $2,616,250, and our total proceeds, before expenses, will be $49,708,750.

We expect to deliver the ADSs to purchasers on or about April 28, 2010. On April 22, 2010, we filed with the Hong Kong Stock Exchange an application to trade with respect to the ordinary shares underlying the ADSs that we are offering hereby. Approval of that application by the Hong Kong Stock Exchange is required to be obtained before such ordinary shares can trade.

None of the United States Securities and Exchange Commission or any United States state securities commission have approved or disapproved of these securities or passed upon the adequacy, completeness or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Oppenheimer & Co.

Roth Capital Partners

The date of this prospectus supplement is April 23, 2010

Prospectus Supplement

Prospectus

S-i

About This Prospectus Supplement

This document comprises two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

If there is a conflict between the information contained in this prospectus supplement and the accompanying prospectus or any document incorporated by reference herein or therein, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus supplement and the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus that we have authorized to be distributed to you or information incorporated by reference herein or in the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. We are offering to sell, and seeking offers to buy, ADSs only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of those documents and any document incorporated by reference is accurate only as of its filing date.

Use of Defined and Technical Terms

In this prospectus supplement, unless otherwise indicated,

•	“City Telecom,” the “Company,” “we,” “us” and “our” or similar terms refer to City Telecom (H.K.) Limited and its subsidiaries;

•	“FTNS business” refers to our business segment that provides fixed telecommunications network services, including dial up and broadband Internet access services, local VoIP services, IP-TV services and corporate data services;

•	“HKBN” refers to Hong Kong Broadband Network Limited, a wholly-owned subsidiary of the Company;

•	“ADSs” refer to our American depositary shares, each of which represents twenty ordinary shares, and “ADRs” refer to the American depositary receipts that evidence our ADSs;

•	‘$,” “dollars,” “US$” or “U.S. dollars” refers to the legal currency of the United States; and “HK$” refers to the legal currency of Hong Kong;

•	“shares” or “ordinary shares” refer to our ordinary shares;

•	“IDD business” refers to our business segment that provides international telecommunications services, including international long distance call services;

•	“IFRS” refers to International Financial Reporting Standards, as issued by the International Accounting Standards Board; and

•	“Mbps” refers to mega-bytes per second.

Currency Translation

We publish our consolidated financial statements in Hong Kong dollars. This prospectus supplement and the accompanying prospectus contain translations of Hong Kong dollar amounts into U.S. dollar amounts, solely for your convenience. Unless otherwise indicated, the translations have been made at US$1.00 = HK$7.7505, which was the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board at August 31, 2009. On April 16, 2010, the exchange rate was US$1.00 = HK$7.7621. You should not construe these translations as representations that the Hong Kong dollar amounts actually represent such U.S. dollar amounts or could have been or could be converted into U.S. dollars at the rates indicated or at any other rates.

S-ii

Summary

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary is not complete and does not contain all of the information that you should consider before investing. After you read this summary, to fully understand this offering and its consequences to you, you should read and carefully consider the more detailed information and financial statements and related notes that we include in and/or incorporate by reference into this prospectus supplement and the accompanying prospectus, including the information set forth under the heading “Risk Factors” in this prospectus supplement.

City Telecom (H.K.) Limited

We are a Hong Kong-based provider of residential and corporate fixed telecommunications network and international telecommunications services. We specialize in the residential mass market and small-to-medium corporate and enterprise market segments. The majority of our revenues are derived from business conducted in Hong Kong.

We derive our revenues from two business segments: FTNS and IDD. A breakdown of our revenues is as follows:

	For the year ended August 31,
	2008	2008	2009	2009
	HK$	US$	HK$	US$
	(Amounts in thousands)

Revenue
FTNS business	1,011,038	129,561	1,230,880	158,813
IDD business	291,943	37,411	247,359	31,915

Total operating revenue	1,302,981	166,972	1,478,239	190,728

FTNS business. Our FTNS business involves the provision of fixed telecommunications network services through our self-owned Next Generation Network. Such services include the following:

•	high-speed broadband Internet access services at symmetric upstream and downstream access speeds of 25 Mbps to 1000 Mbps;

•	fixed line local telephony services using voice over Internet protocol, or VoIP, technology;

•	pay television services consisting of more than 80 channels, including self-produced news, children’s programming, international drama, movies and documentary and local interest programming, using our Internet protocol, or IP, platform, which services we refer to as IP-TV; and

•	corporate data services, including the provision of dedicated bandwidth to corporate customers.

As of August 31, 2009, we had a total of approximately 943,000 subscriptions for our fixed telecommunications network services, consisting of 391,000 broadband Internet access, 382,000 local VoIP and 170,000 IP-TV services subscriptions.

IDD business. Our IDD business involves the provision of international telecommunications services. Such services include direct dial services, international calling cards and mobile call forwarding services in Hong Kong and Canada. As of August 31, 2009, the customer base for our total international telecommunications services consisted of approximately 2.4 million registered accounts.

Strategy and Competitive Strengths

Our strategy is to market multiple fixed telecommunications network services by capitalizing on the new in-building blockwiring we have done on a mass scale for our Next Generation Network and will focus on growing our market share, increasing our network coverage and introducing new services through our IP platform. We believe that our success will continue to depend on our ability to capitalize on our focus on the residential mass and small-to-medium corporate and enterprise market segments, our leading-edge Next Generation Network, and our first mover advantage in the fixed line telecommunications market, which have a high entry barrier.

We believe that our demonstrated success is primarily due to our ability to capitalize on the following key strengths:

•	Focus on the Residential Mass and Small-To-Medium Corporate and Enterprise Market Segments. We focus on offering high-bandwidth services to the residential mass and small-to-medium enterprise markets in Hong Kong, which we believe have significant growth potential. We price our services attractively on a value-for-bandwidth basis and at the same time offer bandwidth advantages over comparable service offerings by our competitors. Our IP-TV services focus on the residential mass market by providing Chinese-language content that targets the Chinese-speaking population of Hong Kong. We have also strengthened our English language content over the past year to increase our competitiveness by adding National Geographic, AXN, Bloomberg and other channels. Our focus on the residential mass and small-to-medium corporate and enterprise markets has enabled us to quickly grow our subscription base, and we believe this will help us to increase sales of our services.

•	Leading-Edge Next Generation Network. We believe our self-owned Next Generation Network, a fiber-based backbone, gives us an inherent cost and performance advantage over our competitors. The high capacity of this network has enabled us to offer a suite of services on a single IP network platform. This IP platform is highly scalable, enabling us to offer broadband Internet access, local VoIP, IP-TV and corporate data services over a single network. It is also capable of providing up to 1,000 Mbps symmetric broadband Internet access.

•	First Mover Advantage and High Barriers to Entry. Despite the intense competition in the Hong Kong telecommunications industry, the inherent characteristics of the fixed line telecommunications market create a high entry barrier. Accordingly, we believe that our Next Generation Network’s current coverage of 1.6 million residential homes pass, substantially all in densely populated areas, gives us a first mover advantage over our competitors. Competitors who want to replicate our business model to provide a full coverage network that includes remote and difficult-to-reach areas of Hong Kong may encounter technological difficulties. Attempting to deploy Metro Ethernet technology in such locations would significantly increase costs and completion time of such a network. While other telecommunications operators may lay their own fiber-based cable to buildings, we believe some would encounter significant in-building bottlenecks when attempting to complete an end-to-end network. This is because a majority of Hong Kong’s residential properties have limited space for in-building wiring leading to subscribers’ residences, making it difficult for new entrants to replicate our end-to-end network build. We can increase or decrease the capacity of our Next Generation Network between 100Mbps to 1,000Mbps logarithmically and without adding to the network’s physical infrastructure, something our competitors using legacy telephone lines cannot accomplish with existing technology.

Corporate Information

We were incorporated on May 19, 1992 under the Hong Kong Companies Ordinance and are a limited liability company. Our registered office is located at Level 39, Tower 1, Metroplaza, No. 223 Hing Fong Road, Kwai Chung, New Territories, Hong Kong, telephone (852) 3145-6888. Our agent for U.S. federal securities laws purposes is CT Corporation System, 111 Eighth Avenue, New York, NY 10011.

Investor inquiries should be directed to us at the address and telephone number of our registered office set forth above. Our website is http://www.ctigroup.com.hk. The information contained on our website does not form a part of this prospectus supplement or the accompanying prospectus.

Recent Developments

Domestic Free Television Program Service License Application

On December 31, 2009, we submitted to the Hong Kong Broadcasting Authority an application for the domestic free television program service license to provide domestic free television program services in Hong Kong. We currently estimate a maximum cumulative investment at HK$210 million will be required before reaching positive free cash flow.

Update on Fixed Mobile Interconnection Charge

On November 25, 2009, the Hong Kong Telecommunications Authority (“TA”) issued a preliminary analysis (the “2009 PA”) in relation to our request for determination of certain mobile interconnection charges that were owed by various mobile operators to us. TA invited HKBN and the mobile operators covered by our request to make representations in relation to the 2009 PA on or before December 25, 2009. As of April 13, 2010, TA had not made a final ruling on our request. For more information, see note 2(c) to our consolidated financial statements for the fiscal year ended August 31, 2009, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

If TA issues a final ruling that sets interconnection charges at levels lower than the levels we used in recording revenues from interconnection charges in prior years, the difference will be charged to the income statement for the fiscal year in which the final ruling is issued.

Buyback of 10-year Senior Notes

Between September 1, 2009 and December 15, 2009, we repurchased certain of our outstanding senior notes, which we refer to as the Notes, with a cumulative principal value of US$1.5 million (equivalent to HK$11.6 million) in the open market. The total consideration paid including accrued interest was approximately US$1.6 million (equivalent to HK$12.1 million). The loss on extinguishment was approximately US$41,000 (equivalent to HK$318,000) which is expected to be recorded in the consolidated income statement for the year ending August 31, 2010. The principal value of the Notes outstanding after the repurchases was US$19,863,000 (equivalent to HK$153,948,000).

Redemption of Notes

On December 30, 2009, we gave a notice of redemption to the holders of the Notes. Pursuant to that notice, we redeemed on February 1, 2010 all of the then-outstanding Notes at a redemption price equal to 104.375% of the principal amount plus accrued and unpaid interest. After redemption, no Notes remain outstanding.

New Credit Facilities

In July and December 2009, we obtained two banking facilities with credit lines of up to HK$365.0 million in the aggregate. As of February 28, 2010, HK$165.0 million was drawn down under these facilities, of which HK$40.0 million bears interest at a floating rate, is payable in May 2010 and may be rolled over on a monthly basis until the facility expires in July 2011. The remaining HK$125.0 million bears interest at a floating rate and is repayable in December 2014. To hedge our interest rate exposure, we have entered into a swap agreement such that any interest accrued under the $125.0 million borrowing will be payable by us at a fixed rate. The borrowings under each facility could become repayable immediately upon demand if we fail to comply with certain covenants stipulated under the facilities, including the requirement to satisfy certain financial ratios commonly found in lending arrangements of this kind.

Preliminary First Half Results

Since the launch of our Member-Get-Member program on November 1, 2009, which offers residential 100 Mbps broadband services at HK$99 per month, we have seen a significant increase in our broadband subscriptions. During the six months ended February 28, 2010, we added 73,000 net broadband subscriptions compared to 34,000 net additions for the six months ended February 28, 2009.

Compared with the corresponding period in the prior year, as disclosed in our 2009 interim report, for the six months period ended February 28, 2010, we expect revenue to have increased by more than 8%, EBITDA to have increased by more than 5% and profit attributable to shareholders to have increased by more than 50%.

The Offering

ADSs offered by City Telecom	3,500,000 ADSs

ADSs to be outstanding immediately after this offering	9,308,159 ADSs (9,833,159 ADSs if the underwriters’ over-allotment option is exercised in full), based on the number of ADSs outstanding as of April 14, 2010 together with ADSs offered in this offering

Ordinary shares to be outstanding immediately after this offering	754,497,344 ordinary shares (764,997,344 ordinary shares if the underwriters’ over-allotment option is exercised in full)

Over-Allotment Option	We have granted the underwriters an option, exercisable within 30 days from the date of this prospectus supplement, to purchase up to an additional 525,000 ADSs, at the public offering price listed on the cover page of this prospectus supplement for the purpose of covering over-allotments, if any.

The ADSs	Each ADS represents twenty ordinary shares, par value HK$0.10 per share.

The depositary will be the holder of the ordinary shares underlying your ADSs and you will have rights as provided in the deposit agreement. You may surrender your ADSs to the depositary to withdraw the ordinary shares underlying your ADSs. The depositary will charge you a fee for such exchange.

We may amend or terminate the deposit agreement for any reason without your consent. If an amendment becomes effective, you will be bound by the deposit agreement, as amended, if you continue to hold your ADSs.

To better understand the terms of the ADSs, you should carefully read the section entitled “Description of American Depositary Shares” which is incorporated by reference herein from our prospectus dated October 14, 1999 with respect to our Registration Statement on Form F-1 (File No. 333-11012). You should also read the deposit agreement, which is attached as an exhibit to the registration statement on Form F-6 dated October 18, 1999 (File No. 333-11028).

Depositary	The Bank of New York Mellon

Timing and Settlement of ADSs	The ADSs are expected to be delivered against payment on April 28, 2010.

The ADRs evidencing the ADSs will be deposited with a custodian for, and registered in the name of Cede & Co., a nominee of the Depository Trust Company, or DTC, in New York, New York. DTC and its direct and indirect participants will maintain records that will show the beneficial interests in the ADSs and facilitate any transfers of beneficial interests.

Listing	Our ADSs are listed for quotation on the Nasdaq Global Market. Our ordinary shares are listed on the Hong Kong Stock Exchange. On April 22, 2010, we filed with the Hong Kong Stock Exchange an application to trade with respect to the ordinary shares underlying the ADSs that we are offering hereby. Approval of that application by the Hong Kong Stock Exchange is required to be obtained before such ordinary shares can trade.

Nasdaq Global Market symbol	CTEL

Use of Proceeds	We estimate that the net proceeds from the sale of the ADSs will be approximately $42,525,000, after deducting the underwriters’ fees and estimated aggregate offering expenses payable by us. We currently intend to use a portion of the net proceeds of this offering to launch our new domestic free television program service in Hong Kong. We will use the remainder of the proceeds for general corporate purposes. If we are not awarded a Hong Kong domestic free television program service license, all of the net proceeds will be used for general corporate purposes. Please see “Use of Proceeds” and “Risk Factors — Our management has broad discretion over the use of proceeds from this offering and we may not be awarded a domestic free television program service license, in which case all of the net proceeds of this offering would be used for general corporate purposes. Even if we are awarded such a license, we cannot assure you that we will successfully launch and upgrade a domestic free television service.” We also plan to fully repay the HK$40 million outstanding under one of our banking facilities on or about the completion of this offering using a portion of our available cash. Credit lines in the aggregate of HK$190 million are available under this banking facility, and any amount outstanding bears interest at a floating rate, is repayable in full and may be rolled over on a monthly basis until the facility expires in July 2011. The amount previously drawn down from this banking facility was used for general corporate purposes.

Risk Factors	See “Risk Factors” beginning on page S-9 of this prospectus supplement and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our ADSs.

Summary Consolidated Financial Information

The following table presents the selected consolidated financial data and operating data of City Telecom as of and for the years ended August 31, 2008 and 2009. The selected financial data should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements and Item 5 “Operating and financial review and prospects” contained in our Annual Report on Form 20-F for the year ended August 31, 2009 as amended, which is incorporated by reference into this prospectus supplement. Our consolidated financial statements as of and for the years ended August 31, 2008 and 2009 have been prepared and presented in accordance with IFRSs.

Selected consolidated statement of operations data:

	As of and for the year ended August 31,
	2008	2008	2009	2009
	HK$	US$	HK$	US$
	(Amounts in thousands except per share data)

Revenue:
FTNS business	1,011,038	129,561	1,230,880	158,813
IDD business	291,943	37,411	247,359	31,915

Total operating revenue	1,302,981	166,972	1,478,239	190,728

Network costs:
FTNS business	(103,524)	(13,266)	(107,670)	(13,892)
IDD business	(74,843)	(9,591)	(67,459)	(8,704)

Total network costs	(178,367)	(22,857)	(175,129)	(22,596)

Other operating expenses	(966,094)	(123,801)	(1,037,964)	(133,922)

Interest expense, net	(59,541)	(7,630)	(50,258)	(6,484)
Other income, net	9,393	1,204	36,671	4,731
Income taxes benefit/(expense)	16,818	2,155	(38,730)	(4,997)

Net income	125,190	16,043	212,829	27,460

Basic earnings per share (HK cents)	19.7	2.5	32.4	4.2
Diluted earnings per share (HK cents) (1)	19.0	2.4	31.8	4.1
Dividends per share attributable to the year (HK cents)	6.0	0.8	19.0	2.5
Weighted average number of ordinary shares	634,015	634,015	657,201	657,201
Diluted weighted average number of ordinary shares (2)	657,997	657,997	668,384	668,384

(1)	Diluted earnings per share is computed by dividing the net income by the diluted weighted average number of ordinary shares during the year.

(2)	For fiscal 2008 and 2009, the diluted weighted average number of ordinary shares was the weighted average number of ordinary shares outstanding during the respective years, plus the weighted average number of additional ordinary shares which would have been outstanding assuming all the outstanding share options have been exercised at the beginning of the respective years or on the date of issue, whichever is earlier.

Selected consolidated balance sheet data:

	As of and for the year ended August 31,
	2008	2008	2009	2009
	HK$	US$	HK$	US$
	(Amounts in thousands)

Total assets	2,080,416	266,597	1,785,044	230,313
Long-term debt and other liabilities	(683,242)	(87,555)	(162,586)	(20,977)
Finance lease obligations	(376)	(48)	(732)	(94)
Other liabilities	(364,191)	(46,670)	(393,199)	(50,733)

Total liabilities	(1,047,809)	(134,273)	(556,517)	(71,804)
Net assets	1,032,607	132,324	1,228,527	158,509

Share capital	65,062	8,337	66,418	8,570
Share premium	670,717	85,950	681,208	87,892
Reserves	296,828	38,037	480,901	62,047

Total shareholders’ equity	1,032,607	132,324	1,228,527	158,509

Other financial data:

	For the year ended August 31,
	2008	2008	2009	2009
	HK$	US$	HK$	US$
	(Amounts in thousands)

EBITDA (1)	377,964	48,435	508,058	65,551
Net cash inflow from operating activities	378,563	48,507	535,886	69,142
Net cash outflow from investing activities	(147,750)	(18,934)	(176,488)	(22,771)
Net cash outflow from financing activities	(342,550)	(43,892)	(560,407)	(72,306)
Capital expenditures (2)	211,684	27,126	286,734	36,996

(1)	EBITDA for any period means, without duplication, net income for such period, plus the following to the extent deducted in calculating such net income: interest expense, income taxes, depreciation and amortization expense (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation), less interest income. EBITDA is not a measure of performance under IFRSs. We believe that EBITDA is an additional measure utilized by investors in determining a borrower’s ability to meet debt service requirements. However, EBITDA does not represent, and should not be used as a substitute for, net earnings or cash flows from operations as determined in accordance with IFRSs, and EBITDA is not necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. In addition, our definition of EBITDA may differ from that of other companies.

(2)	Capital expenditures represent additions to fixed assets and include non-cash transactions.

The following table reconciles our net cash inflow from operating activities, the most directly comparable financial measure calculated and presented in accordance with IFRSs, to our definition of EBITDA on a consolidated basis for each of fiscal 2008 and 2009.

	For the year ended August 31,
	2008	2008	2009	2009
	HK$	US$	HK$	US$
	(Amounts in thousands)

EBITDA	377,964	48,435	508,058	65,551
Depreciation and amortization	(210,051)	(26,917)	(206,241)	(26,610)
Interest expense, net	(59,541)	(7,630)	(50,258)	(6,484)
Income taxes benefit/(expense)	16,818	2,155	(38,730)	(4,997)

Net income	125,190	16,043	212,829	27,460
Depreciation and amortization	210,051	26,917	206,241	26,610
Amortization of deferred expenditure	33,777	4,329	53,160	6,859
Income taxes (benefit)/expense	(16,818)	(2,155)	38,730	4,997
Interest income	(15,596)	(1,999)	(4,869)	(628)
Interest element of finance lease	34	4	27	3
Interest, amortization and exchange difference on senior notes	72,640	9,309	49,214	6,350
Realized gain on long term bank deposit	(1,185)	(152)	—	—
Loss on disposal of fixed assets	1,431	183	1,016	131
Equity settled share-based transaction	4,204	539	4,768	615
Realized loss on derivatives financial instruments	1,039	133	—	—
Realized and unrealized gain on other financial assets	(3,284)	(421)	(189)	(24)
Gain on extinguishment of senior notes	(2,582)	(331)	(31,371)	(4,048)
Taxation paid	(4,250)	(545)	(1,732)	(223)
Change in long term receivable and prepayments	1,346	173	(505)	(65)
Change in working capital, net	(27,434)	(3,516)	8,567	1,105

Net cash inflow from operating activities	378,563	48,511	535,886	69,142

Operating data:

	As of and for the year ended August 31,
	2007	2008	2009

FTNS subscriptions:
Broadband Internet access	247,000	316,000	391,000
Local VoIP	308,000	329,000	382,000
IP-TV	128,000	156,000	170,000

Total	683,000	801,000	943,000

Registered international telecommunications accounts (1)	2,331,000	2,336,000	2,383,000

IDD outgoing minutes (in thousands)	659,000	574,000	487,000

(1)	Registered accounts refer to international telecommunications customers that have a valid account. Account holders may or may not be active users of our services.

Risk Factors

You should carefully consider the following risk factors and all other information contained in this prospectus supplement and the accompanying prospectus and incorporated by reference into this prospectus supplement and the accompanying prospectus. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of such risks or the risks described below occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, you may lose some or all of your investment.

Risks Relating to our Business and Operations

We may not be awarded a domestic free television program service license.

A significant aspect of our future growth strategy is the launch of a new domestic free television program service in Hong Kong, which requires us to obtain from the Hong Kong Broadcasting Authority a domestic free television program service license to provide free television program service in Hong Kong. On December 31, 2009, we submitted to the Hong Kong Broadcasting Authority an application for such a license. However, we cannot assure you that we will be awarded this license. If we are not awarded the requisite license, we will not be able to capitalize on our strategy to expand into the free television market and the price of our ADSs could decline.

In light of the intense competition in our target markets, we cannot assure you that our revenues and net profit will continue to grow.

We derive our total revenues from our FTNS business and our IDD business. Our FTNS business primarily consists of broadband Internet access, local VoIP, IP-TV and corporate data services, while our IDD business primarily consists of direct dial, international calling cards and mobile call forwarding services. Our total revenues increased by 13.4% to HK$1,478.2 million in fiscal 2009 from HK$1,303.0 million in fiscal 2008, and our net profit increased by 70.0% to HK$212.8 million in fiscal 2009 from HK$125.2 million in fiscal 2008. The increase in net profit in fiscal 2009 was mainly due to increased contribution from our FTNS business, which carries higher incremental margins than our IDD business, and a gain of HK$31.4 million on extinguishment of a portion of our outstanding senior notes.

Although revenue from our FTNS business increased by 21.8% in fiscal 2009, we cannot assure you that we will be able to maintain such revenue and profit growth. The increase in revenue of our FTNS business was primarily due to an increase in our subscription base of 17.7%, driven by growing demand for high bandwidth broadband Internet access service. Any further increase in such subscription base will highly depend on our ability to continue to expand our network coverage and compete successfully in an intensely competitive market.

On November 1, 2009, we launched our “Member-Get-Member” series of marketing programs. Under this series of programs, our existing customers may refer a new customer to use our broadband Internet access services and both will enjoy access to our 100 Mbps broadband services for HK$99 per month under a 24-month contract. In addition, new customers are also entitled to this new discounted rate. As the results of such programs will highly depend on the response from the markets and our competitors, we cannot assure you that our revenues and net profit will continue to grow due to more intense competition and uncertain price elasticity.

Further, revenue from our IDD business decreased by 15.3% in fiscal 2009. The decrease was primarily due to a decrease in the total number of airtime minutes by 15.2%, which reflected a reduction in the scale of operations. On our IDD service, our strategy is to focus on cash flow and profitability rather than market share. Due to increasing competition, we expect our IDD business will continue to experience pressure on tariff rates and to contribute to a smaller portion of our revenue and net profit over time.

Our ability to continue to grow our total revenues and net profit in the rapidly evolving telecommunications industry depends on many factors, including our ability to accurately identify and respond to demand for new services, success in developing new services on a timely basis, quality and cost competitiveness of our services, effectiveness of our sales and marketing efforts, and the number and nature of competitors in a given market segment. The global economic downturn has resulted in decreased consumer confidence and overall slower economic activity, which may dampen the demand for broadband services or affect our customers’ ability to continue with existing services.

We cannot assure you that we can maintain the current level of revenue growth and profitability.

Given the pace of change in the telecommunications industry and the characteristics of our target markets, we cannot assure you that our FTNS business will continue to be profitable.

The main target market for our FTNS business is Hong Kong. The Hong Kong telecommunications industry is intensely competitive. The intense competition could result in price reductions, reduced gross margins or loss of market share, any of which could adversely affect our future growth and profitability. We expect competition to continue to increase for the following reasons:

•	Increasing liberalization of the telecommunications industry in Hong Kong may continue to attract new local and foreign entrants and broaden the variety of telecommunications services available in the market, thereby increasing the overall level of competition in our industry.

•	The Hong Kong government may continue to issue new wireless and wire-line FTNS Licenses. For instance, 261 PNETS Licenses had been issued in Hong Kong as of October 31, 2009 for the provision of “external telecommunications services” (as defined in the Telecommunications Authority’s Determination as of December 30, 1998). Some of these licenses are held by subsidiaries of major foreign telecommunications providers, which have competitive advantages over us due to their global presence and size.

•	Around December 31, 2007, Television Broadcasts Limited and Asia Television Limited, commonly known as TVB and ATV, respectively, the only two licensed domestic territorial broadcasters in Hong Kong, launched their digital terrestrial television services and have since broadened such services to cover an increasingly large percentage of the viewing public in Hong Kong. As of December 15, 2009, their services offered a total of 11 free channels in both standard and high definition. This improvement in the quality of free television may result in a reduction in the number of subscribers for pay-television services.

As some of our main competitors have longer operating histories and others are subsidiaries of large business conglomerates, they may have greater financial, technical, marketing and other resources; a more sophisticated infrastructure; better brand recognition; and a larger subscription base and may be able to devote more human and financial resources to research and development, network improvement and marketing than we can. Our competitive position varies significantly by service type because each service is characterized by a different market. If we cannot compete effectively in a major market, our business, operating results and financial condition could be adversely affected.

Our services may become obsolete if we cannot address the changing needs of our customers.

The telecommunications industry is characterized by rapidly changing technology and industry standards, evolving subscriber needs and the changing nature of services with increasingly short life cycles. We cannot assure you that we will be able to respond successfully to technological advances and stay ahead of the evolving industry standards, for the following reasons:

•	To compete successfully, we must constantly increase the diversity and sophistication of the services we offer and upgrade our telecommunications technologies. We may be required to make substantial capital expenditures and may not be successful in modifying our network infrastructure in a timely and cost-effective manner in response to these changes.

•	New technology, such as the possible development of 4G wireless data networks as a substitute for a fiber-based services, or other trends in the telecommunications industry, could have an adverse effect on the services we currently offer. For example, traditional fixed line home telephones are being replaced by mobile telephones and/or VoIP services. Technology substitution from global VoIP providers, some of which offer free PC-to-PC based international calls, is also becoming more prevalent. Increased adoption of such competing technology may lead to a decline in our revenues.

•	Changing our services in response to market demand may require the adoption of new technologies that could render many of the technologies that we are currently implementing less competitive or obsolete. We may also need to gain access to related or enabling technologies in order to integrate the new technology with our existing technology. Our new services may contain design flaws or other defects when first introduced to the market.

If we cannot offer the new services demanded by our customers in a timely manner, our business, operating results or financial condition could be adversely affected.

The development of our Next Generation Network requires significant capital expenditures, which may not be available on terms satisfactory to us or may impose a burden on our other business activities.

Our business is capital intensive. We need to continue to devote substantial resources to infrastructure construction and upgrade to provide consistent and high quality services. In particular, because we deliver our fixed telecommunications network services through our self-owned Next Generation Network, we have made, and will continue to make, capital investments in the expansion and upgrade of this network and the development of various telecommunications services. We incurred total capital expenditures of approximately HK$286.7 million in fiscal 2009.

We expect to incur capital expenditures of approximately HK$300 million to HK$350 million per year in fiscal 2010 and 2011, a large majority of which will be spent on the continued expansion and upgrade of our network. While we intend to fund such expenditures by using our currently available cash as well as cash flow from operations, we may not have adequate capital to fund our projected capital expenditures. Our ability to fund operating and capital expenditures depends significantly on our ability to generate cash from operations. In fiscal 2009, we generated cash from operations of HK$535.9 million. However, we cannot assure you that we will be able to sustain our operations in order to generate sufficient cash flows to meet our future requirements. Our ability to generate cash from operations is subject to general economic, financial, industry, legal and other factors and conditions, many of which are outside our control. In particular, our operations are subject to price and demand volatility in the telecommunications industry.

If we cannot finance our operations and capital expenditure using cash generated from operations, we may be required to, among other things, incur additional debt, reduce capital expenditures, sell assets, or raise equity. The recent global economic crisis has caused a general tightening in the credit markets, lower levels of liquidity, increases in the rates of default and bankruptcy, and volatility in the capital markets. Although we have sufficient cash to meet our anticipated cash needs for at least the next 12 months, the current market conditions may affect our ability to obtain further financing to support our network expansion in the future. Any failure to do so will negatively impact our business and slow down our network deployment, in that we may not be able to continue expanding our network infrastructure to cover substantial areas of the Hong Kong territory. Additional debt or equity financing may not be available, and debt financing, if available, may involve restrictions on our investing, financing and operating activities.

If any of our new services are not successful, our operating results could be adversely affected.

New telecommunications services are introduced by our competitors from time to time. If we do not anticipate these changes and rapidly adopt new and innovative services in response, we may not be able to fully capture the opportunities in the market. Development of new services, however, exposes us to the following risks:

•	Developing new telecommunications services can be complex. We may not be able to adapt the new services effectively and economically to meet customer demand.

•	In developing new services, we are required to continue to make significant investments in our network infrastructure in order to support these services. If we exceed our budgeted capital expenditure and cannot meet the additional capital requirements in time through operating cash flow and planned financings, we may have to delay the project.

•	Any of our new services may not be commercially successful. The failure of any of our services to achieve commercial acceptance could result in additional capital expenditures or, to the extent that we are required under the applicable accounting standard we can recognize a charge for the impairment of assets. Any impairment charges could materially and adversely affect our financial condition and the results of our operations.

Specifically, we cannot assure you that any services enabled by upgrading and expanding our Next Generation Network will provide us with an acceptable rate of return. This would depend on our ability to accurately identify and respond to emerging consumer trends and demand. We cannot assure you that we can generate satisfactory investment returns on any new service.

We may need to improve our internal controls over financial reporting and our independent auditors may not be able to attest to their effectiveness.

The United States Securities and Exchange Commission, or the SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of the company’s internal controls over financial reporting. In addition, an independent registered public accounting firm must attest to and report on the effectiveness of the Company’s internal controls over financial reporting. As a non-accelerated filer, we are required to file management’s report on internal controls over financial reporting for fiscal 2009 and our first auditor’s report on the effectiveness of our internal controls over financial reporting for fiscal 2010.

We have evaluated our internal controls surrounding the financial reporting process for the current fiscal period so that management can attest to the effectiveness of these controls, as required by Section 404 of the Sarbanes-Oxley Act of 2002. We have implemented appropriate steps to strengthen the internal controls. However, we may identify conditions that could result in significant deficiencies or material weaknesses in the future. As a result, we could experience a negative reaction in the financial markets and incur additional costs in improving the condition of our internal controls. For a detailed discussion of controls and procedures, see Item 15 “Controls and procedures.”

Notwithstanding our efforts, our management may subsequently conclude that our internal controls over financial reporting are not effective. Further, for fiscal 2010, even if our management concludes that our internal controls over our financial reporting are effective, our independent registered public accounting firm may conclude that our internal control over financial reporting is not effective.

If we do not successfully design and implement changes to our internal controls and management systems, or if we fail to maintain the adequacy of these controls as such standards are modified or amended from time to time, we may not be able to comply with Section 404 of the Sarbanes-Oxley Act of 2002. This could subject us to regulatory scrutiny and penalties that may result in a loss of public confidence in our management, which could, among other things, adversely affect our customer and vendor confidence, stock price and our ability to raise additional capital and operate our business as projected.

If we cannot manage the growth in our FTNS business, the quality of our services and our operating results could be adversely affected.

We have been pursuing an aggressive strategy in growing our FTNS business. As part of this strategy, we intend to continue to expand and invest in our Next Generation Network infrastructure to support our range of broadband Internet access, local VoIP, IP-TV and corporate data services. The deployment of these projects has resulted and will result in significant demands on our systems and controls and may impact our administrative, operational and financial resources. These projects will also place significant demands on us to maintain the quality of our services to ensure that our brand does not suffer as a result of any deviations, whether actual or perceived, in the quality of our services.

Our ability to manage the growth in our FTNS business will depend upon our ability to:

•	improve our existing operational, administrative and technological systems and our financial and management controls;

•	enhance our infrastructure to support the expansion;

•	develop effective marketing plans;

•	control operational costs and maintain effective quality controls; and

•	offer competitive prices to customers for our services.

Our failure to achieve any of the above in an efficient manner and at a pace consistent with the growth of our FTNS business could have an adverse effect on the quality of our services and increase our costs of operation.

We depend on certain key personnel, and our business and growth prospects may be disrupted by the loss of their services.

Our future success is dependent upon the continued service of our key executives and employees. While we have employment agreements with members of our senior management staff, we cannot assure you that we will be able to retain these executives and employees. If one or more of our key personnel were unable or unwilling to continue in their present positions, or if they joined a competitor or formed a competing company, or if they shifted their focus away from Hong Kong operations, we may not be able to replace them easily, our business may be significantly disrupted and our financial condition and results of operations may be materially and adversely affected. Furthermore, as our industry is characterized by high demand and increased competition for talent, we may need to offer higher compensation and other benefits in order to attract and retain key personnel in the future. We cannot assure you that we will be able to attract and retain the key personnel that we will need to achieve our business objectives.

Our ability to further expand the coverage of our Next Generation Network may be limited by the physical limitations or our ability to obtain access rights in certain buildings.

Our Next Generation Network has the capability of providing value-added broadband services and content that combine voice, data and images with increased efficiency and flexibility. As part of our strategy to grow our FTNS business, we plan to increase the coverage of our Next Generation Network from the current number of 1.6 million residential homes pass as of August 31, 2009 to our target of 2.0 million residential homes pass by the end of 2011. To connect our Next Generation Network to a new physical site, we need to install fiber-to-the-home or fiber-to-the-building with Category-5e copper wiring, which we refer to as “in-building wiring”. Our expansion plan may be hindered because the installation of in-building wiring is subject to the following constraints:

•	Because at least one of our competitors has already installed in-building wiring in virtually all buildings and many buildings have limited physical space for additional in-building wiring, other FTNS providers, including us, may encounter a bottleneck when installing our own in-building wiring.

•	Some single-owner commercial buildings may grant rights of access to our competitors while barring us from installing our own in-building wiring.

•	Certain developers may have affiliations with our competitors and may attempt to delay our wiring installations.

We may be unable to capitalize on any economy of scale benefits if we fail to expand our network coverage in our projected rate. Our growth opportunities will also be limited as a result.

Internet security concerns could adversely affect our Internet access services.

To remain competitive, we must continue to upgrade our broadband Internet access, local VoIP, IP-TV and corporate data services. Computer viruses, break-ins and other inappropriate or unauthorized uses of our Next Generation Network could affect the provision of our full suite of IP services and have the following effects on our FTNS business:

•	interruption, delays or cessation in services to our customers;

•	a threat to the security of confidential information stored in the computer system of our customers; and

•	illegal viewing or download of our contents.

To protect our business from computer viruses and other harmful attacks, we may need to incur significant costs to protect us against the threat of security breaches or to alleviate problems caused by such breaches. We intend to continue to strengthen our network security to alleviate these problems. Our efforts, however, may cause interruptions, delays or cessations of our services, and our customers may stop using our service or assert claims against us as a result.

We may be unable to further expand the scope of our Internet access services unless we obtain additional network capacity.

Our ability to transition from time to time to more advanced technologies for faster Internet access is critical to our sustained competitiveness. Because our Next Generation Network has limited capacity, our ability to expand the network bandwidth on a timely basis is subject to the following factors:

•	the expansion and development of our own international telecommunications facilities;

•	the availability of leased capacity from third party carriers at favorable rates; and

•	the possible termination or cancellation of our existing contracts.

If we fail to increase the capacity of our international bandwidth, our ability to increase our market share and revenue in the Internet access market segment will be limited.

Natural disasters and other disruptive regional events could damage our network and adversely affect our business and operating results.

Our network is vulnerable to damage or cessation of operations from fire, earthquakes, severe storms, heavy rainfall, power loss, telecommunications failures, network software flaws, vandalism, transmission cable cuts and other catastrophic events. We may experience failures or shut downs relating to individual points of presence or even catastrophic failure of our entire network. Any sustained failure of our network, our servers, or any link in the delivery chain, whether from operational disruption, natural disaster or otherwise, could have a material adverse effect on our business, financial condition and results of operations.

The loss of key suppliers or their failure to deliver equipment on a timely basis could negatively impact our business.

We rely on third parties for the supply of network equipment. Further, because an IP set-top-box must be installed in order to access our IP-TV services, we must have an adequate supply of such installation equipment on hand for delivery to our customers in a timely manner.

We purchase all of our IP set-top boxes and other equipment from our suppliers on a purchase order basis and have no long-term contracts. If our suppliers are unable to supply us with these products in a timely manner or the costs of these products increase due to unforeseen causes, this could negatively impact our operating results, especially if we are unable to spread the costs over a larger subscription base or effectively pass the additional costs on to our subscribers.

Because we rely on third parties in delivering services through our Next Generation Network, our operating results could be adversely affected if their services are not timely or do not meet our standards.

We depend on third parties for the ongoing maintenance and repair of our Next Generation Network. Further, although our Next Generation Network is operated essentially as an independent network, a small portion of it is connected to the network of other providers under interconnection agreements. We are also dependent on certain Hong Kong rail transport providers to maintain and provide us with access to their infrastructure to support the proper functioning of our equipment and fiber-based backbone. If these third parties fail to respond or are untimely in their response to our maintenance and repair needs, our customers may experience interruptions or variations in the quality of our fixed telecommunications network services. Any service interruptions or variations could adversely affect our operating results and our ability to retain or add new customers.

Risks Relating to the Regulatory, Political and Economic Environment

Regulatory reforms and currently contemplated regulatory initiatives in the telecommunications industry may adversely affect us.

The Hong Kong telecommunications industry is undergoing continuous regulatory reform. Our business and results of operations may be adversely affected by changes in the telecommunications regulations, especially in the following areas:

•	In July 2004, a new provision of the Telecommunications Ordinance came into force. This anti-competition provision specifically regulates the conduct of all carrier licensees (in particular merger and acquisition transactions) in the Hong Kong telecommunications industry by giving the Telecommunications Authority the power to review the conducts and transactions concerning carrier licensees and to take appropriate actions if it determines that the transaction would, or is likely to, prevent or substantially lessen competition in a telecommunications market. The Telecommunications Authority has the power under this provision to conduct an investigation into any questionable transaction. It might consent to the transaction (unconditionally or subject to any conditions it deems appropriate) or reject the transaction outright. The decision of the Telecommunications Authority will take into account of whether the transaction will adversely affect the public interest and benefit. This provision may have an adverse effect on our ability to grow our business through mergers and acquisitions.

•	We offer local VoIP services through our Next Generation Network under HKBN’s FTNS License. Following the conclusion of a public consultation on the regulation of Internet Protocol Telephony Services, the Telecommunications Authority issued a statement on June 20, 2005, setting out its views and decisions on the regulatory and licensing framework for the provision of VoIP services, including the creation of a licensing framework, conformance to the existing system of assigning telephone numbers, imposition of interconnection charges and establishing guidelines with respect to the quality of services.

•	We offer fixed but not mobile telecommunications network services. The Telecommunications Authority has implemented a new fixed-mobile convergence licensing practice by way of the UC License. The UC License regime, which began on August 1, 2008, seeks to replace the existing four classes of carrier licenses for the provision of fixed and mobile services with a simple license. Going forward the UC License will be the only carrier license to be issued for the provision of fixed, mobile and/or converged services. Existing carrier licenses will remain effective until their expiry date. Licensees can choose to apply to convert their existing licenses to UC Licenses before then or apply for a UC License upon expiry. This regulatory change, together with the development of new technologies, may further accelerate the convergence of fixed and mobile telecommunications services, resulting in more structural competition between fixed-line and mobile telecommunications operators. As we do not have a mobile license, and are not currently authorized to provide mobile services, our ability to compete may be hindered by our inability to offer such services independently.

•	We provide our IP-TV services over our Next Generation Network under HKBN’s FTNS License. The Hong Kong government has indicated that because our IP-TV services are carried over the Internet, we are exempted under the Broadcasting Ordinance from the requirement to obtain a domestic pay-television program service license. However, the government’s Communications and Technology Branch has informed us that the government is considering a review of the broadcasting regulatory regime and may introduce changes to the existing regulatory framework, including the existing exemption in the Broadcasting Ordinance. However, we cannot predict whether the government may require us to obtain a pay-television program service license in the future.

We require licenses from the Telecommunications Authority to provide our services. If one of these licenses is revoked or not renewed or there are substantial changes in its terms and conditions, we may be unable to deliver the services authorized by that license.

We require licenses from the Telecommunications Authority to provide our fixed telecommunications network and international telecommunications services. Our business operations therefore are susceptible to the following changes in the regulatory environment in particular:

•	Our ability to adjust the tariffs for different services are governed by the terms and conditions of the relevant licenses. The licenses, however, are issued under different regulatory frameworks. The differences in regulatory structure for these licenses may constrain our flexibility to respond to market conditions, competition or cost structure.

•	We have been granted a waiver by the Telecommunications Authority to comply with the tariff restrictions contained in HKBN’s FTNS License. If the waiver is revoked, our ability to adjust the tariffs for our fixed telecommunication network services, including our offer of discounts to subscribers from time to time, will be restricted.

•	Our PNETS License is subject to the Telecommunications Authority’s annual renewal. On October 19, 2009, the Telecommunications Authority announced the replacement of the PNETS License by a new class of Services-Based Operator License, Class 3 Modified Services-Based Operator License. On December 1, 2009, the PNETS License of City Telecom was replaced by a Class 3 Modified Services-Based Operator License. It is expected that the PNETS License of HKBN would also be replaced by a Class 3 Modified Services-Based Operator License on January 1, 2010 through the renewal procedure. HKBN’s FTNS License was initially granted in 2000 for a term of 15 years and may be renewed for such further period not exceeding 15 years at the discretion of the Telecommunications Authority.

•	The Telecommunications Authority’s failure to renew or its revocation of any of these licenses or its amendment of any of the terms and conditions contained in such licenses for any reason would prohibit us from continuing to offer the services authorized by those licenses, which would have a significant adverse impact on our revenues and profitability. In addition, there may be future changes in Hong Kong’s telecommunications regulations or policies that would require us to obtain additional licenses, which could have an adverse impact on our operations.

Our international telecommunications revenues may be adversely affected by increases in carrier charges in China.

In China, tariffs for all domestic and international long distance services offered through public switched telephone networks, leased lines and data services are jointly set by the Ministry of Information Industry and the State Development Planning Commission. Certain tariffs payable by us to our carrier partners are based, among other things, on the tariffs set by these agencies with respect to the calls our subscribers make to persons in China. In fiscal 2009, approximately 78% of our international call traffic volume was to China. We cannot predict the timing, likelihood or magnitude of any tariff adjustments that may be imposed by the Ministry of Information Industry and the State Development Planning Commission, nor can we predict the extent or potential impact upon our business of any future tariff increases. Such increases may lead to a decrease in traffic, reduce our revenues and adversely affect our business and results of operations. In addition, if we are unable to effectively manage the increased network costs, the profit margins of our IDD business could be adversely affected.

As approximately 48% of our staff located in Guangzhou, China, changes in Chinese labor or business laws may significantly affect our operations and our ability to serve our Hong Kong based customers.

Our call center in Guangzhou employs over 1,500 employees and is an important resource to us. We are therefore significantly affected by the laws and regulations governing foreign companies with operations in China. As the Chinese legal system develops, changes in such laws and regulations, their interpretation or their enforcement may lead to restrictions on our ability to hire and retain our employees in China, which could impact our ability to provide services to our Hong Kong-based customers.

Currency fluctuations of the Hong Kong dollar, our functional currency, may increase our operating costs and long term liability.

We are exposed to a certain amount of foreign exchange risk because our revenues are predominantly denominated in Hong Kong dollars, while a major portion of our operating costs are denominated in U.S. dollars, Renminbi or other foreign currencies. Our foreign currency-denominated expenses primarily consist of the following:

•	A major portion of our operating costs of interconnection charges payable to overseas carriers for the delivery of our international calls. Substantially all of these interconnection charges are denominated in U.S. dollars or other foreign currencies.

•	The equipment and hardware we purchase for the expansion of our Next Generation Network constitutes a large portion of our capital expenditures and is also denominated in U.S. dollars.

•	Payment of interest, principal and any other amounts due under the 10-year senior notes due 2015 are made in U.S. dollars.

•	Expenses incurred for the operation of our call center located in Guangzhou, China are denominated exclusively in Renminbi, the official currency of the People’s Republic of China. These include salaries paid to our personnel as well as various operating expenses that we incur to maintain our operations.

Since October 17, 1983, the Hong Kong dollar has been linked to the U.S. dollar at the rate of HK$7.80 per US$1.00. We, however, cannot assure you the link will be maintained in future. Any depreciation of the Hong Kong dollar against the U.S. dollar, Renminbi or other currencies would increase our operating costs, including our debt servicing costs, make our capital expenditure plans more expensive, and adversely affect our profitability.

The Renminbi is presently pegged to a basket of currencies, and there remains significant international pressure on the PRC government to further liberalize its currency policy. This could result in a further and more significant appreciation in the value of the Renminbi against the Hong Kong dollar, which would increase the cost of operating our call center.

Our Chairman and Vice Chairman have significant ownership interest in the company. We cannot assure you that our Chairman and Vice Chairman will not engage in any transactions that lead to conflicts of interest resulting from their ownership interests

Our Chairman and Vice Chairman each have an indirect ownership interest in the Company through Top Group International Limited (“Top Group”), which, as of December 18, 2009, held approximately 51.05% of the Company’s shares, of which 42.12% and 27.06% was owned by our Chairman and Vice Chairman, respectively. Top Group is a holding company which is incorporated in the British Virgin Islands but has no active operations. We cannot make assurances that our Chairman or Vice Chairman will not take actions that may not be in the best interests of our other shareholders.

Risks Relating to this Offering

The trading price of our ADSs has been volatile and may continue to be volatile regardless of our operating performance.

The trading price of our ADSs has been and may continue to be subject to wide fluctuations. Our ADSs were first quoted on the Nasdaq Global Market (formerly the Nasdaq Stock Market) beginning on November 3, 1999. During the period from November 3, 1999 until March 30, 2010, the trading prices of our ADSs ranged from US$0.85 to US$18.61 per ADS and the closing sale price on April 22, 2010 was US$13.91 per ADS. The market price for our ADSs may continue to be volatile and subject to wide fluctuations in response to factors including the following:

•	uncertainties or delays relating to the financing, completion and successful operation of our projects;

•	regulatory developments affecting us or our competitors;

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in financial estimates by securities research analysts;

•	addition or departure of our executive officers and key personnel;

•	fluctuations in the exchange rates between the U.S. dollar and the Hong Kong dollar;

•	release or expiration of lock-up or other transfer restrictions on our outstanding ordinary shares or ADSs; and

•	sales or perceived likelihood of sales of additional ordinary shares or ADSs.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also have an adverse impact on the trading price of our ADSs.

We may issue additional ADSs, other equity, equity-linked or debt securities, which may materially and adversely affect the price of our ADSs.

We may issue additional equity, equity-linked or debt securities for a number of reasons, including to finance our operations and business strategy, to satisfy our obligations for the repayment of existing indebtedness, or for other reasons. Any future issuances of equity securities or equity-linked securities could substantially dilute your interests. Any future issuances of equity, equity-linked or debt securities may materially adversely affect the trading price of our ADSs. We cannot predict the timing or size of any future issuances or sales of equity, equity-linked or debt securities, or the effect, if any, that such issuances or sales, including the sale of the ADSs in this offering, may have on the market price of our ADSs. Market conditions could require us to accept less favorable terms for the issuance of our securities in the future.

Holders of ADSs have fewer rights than shareholders and must act through the depositary to exercise those rights.

Holders of ADSs do not have the same rights of our shareholders and may only exercise the voting rights with respect to the underlying ordinary shares of the depositary and in accordance with the provisions of the deposit agreement. When a general meeting is convened, you may not receive sufficient notice of a shareholders’ meeting to permit you to withdraw your ordinary shares to allow you to cast your vote with respect to any specific matter. In addition, the depositary and its agents may not be able to send voting instructions to you or carry out your voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ADSs. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to vote and you may lack recourse if your ADSs are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to convene a shareholder meeting.

You may be subject to limitations on transfers of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings and you may not receive cash dividends if it is unlawful or impractical to make them available to you.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Also, under the deposit agreement, the depositary bank will not make rights available to you unless the distribution to ADS holders of both the rights and any related securities are either registered under the Securities Act, or exempted from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

In addition, the depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary may, at its discretion, decide that it is unlawful, inequitable or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property and you will not receive such distribution.

You may have difficulty enforcing judgments obtained against us.

We are a Hong Kong company incorporated under the Companies Ordinance, and substantially all of our assets are located outside of the United States. All of our current operations, and administrative and corporate functions are conducted in Hong Kong. In addition, substantially all of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in Hong Kong court judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of Hong Kong would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, it is uncertain whether such Hong Kong courts would be competent to hear original actions brought in Hong Kong against us or such persons predicated upon the securities laws of the United States or any state.

We may be treated as a passive foreign investment company, which could result in adverse United States federal income tax consequences to U.S. Holders.

Although the applicable rules are not clear, we believe that we were not in 2009, and we do not currently expect to be in 2010, a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. This determination is made annually at the end of each taxable year and is dependent upon a number of factors, some of which are beyond our control, including the nature and value of our assets (including goodwill) and the amount and type of our income. Accordingly, there can be no assurance that we will not become a PFIC or that the Internal Revenue Service of the United States will agree with our conclusion regarding our PFIC status for 2009 or any taxable year thereafter. If we are a PFIC in any year, U.S. Holders of the ADSs or ordinary shares could suffer certain adverse United States federal income tax consequences. See “Taxation” below.

Our management has broad discretion over the use of proceeds from this offering and we may not be awarded a domestic free television program service license, in which case all of the net proceeds of this offering would be used for general corporate purposes. Even if we are awarded such a license, we cannot assure you that we will successfully launch and upgrade a domestic free television service.

Our management has significant flexibility in applying the proceeds that we receive from this offering. While we currently intend to use a portion of the proceeds to launch a new domestic free television program service in Hong Kong, there can be no assurance that we will do so. While we have submitted an application for a domestic free television program service license to provide free television program services in Hong Kong, we cannot assure you that we will be awarded such a license. If we are not awarded the license, or if the receipt of such license is extensively delayed, the entire amount of the net proceeds of this offering will be used for general corporate purposes. The proceeds of this offering may be used in a manner that does not generate favorable returns.

If we are awarded a domestic free television program service license, we expect that we will incur significant capital expenditures in order to develop such a service. Our current estimate is that an investment of up to HK$210 million (approximately US$27 million) would be required before reaching positive free cash flow. However, we have not previously operated a domestic free television service and launching and operating such a service is highly complex. We cannot assure that we will be able to successfully launch or operate such a service or that a significantly higher investment will not be required to do so. Further, any domestic free television service that we operate will have to compete with more established stations in the Hong Kong market with much more established operating histories and viewer and advertiser bases. We can not assure you that we will be able to successfully compete against such operators.

Cautionary Note Regarding Forward-Looking Statements

This prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements that do not relate to historical or current facts or matters are forward-looking statements. You can identify some of the forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecasts,” and the like, the negatives of such expressions, or the use of future tense. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. You are urged to carefully review the disclosures we make concerning risks and other factors that may affect our business and operating results, including, but not limited to, those factors set forth in the “Risk Factors” section and in other sections of this prospectus supplement and in our most recent Annual Report on Form 20-F under the captions “Risk Factors,” “Business,” “Legal and Regulatory Proceedings,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures About Market Risk,” our subsequent Current Reports on Form 6-K and our other reports filed with the SEC. Please consider our forward-looking statements in light of those risks as you read this prospectus supplement and the accompanying prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Additional risks relating to our business, the industries in which we operate or any securities we may offer and sell under this prospectus may be described from time to time in our filings with the SEC. We do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

Use of Proceeds

We estimate that the net proceeds from the sale of the ADSs will be approximately $42,525,000, after deducting the underwriter’s fees and estimated aggregate offering expenses payable by us. We intend to use a portion of the net proceeds of this offering to launch our new domestic free television program services in Hong Kong. We will use the remainder of the proceeds for general corporate purposes. We also plan to fully repay the HK$40 million outstanding under one of our banking facilities on or about the completion of this offering using a portion of our available cash. Credit lines in the aggregate of HK$190 million are available under this banking facility, and any amount outstanding bears interest at a floating rate, is repayable in full and may be rolled over on a monthly basis until the facility expires in July 2011. The amount previously drawn down from this banking facility was used for general corporate purposes.

Capitalization

The following table sets forth the capitalization as of August 31, 2009 on an actual basis and as adjusted to give effect to the sale by us of 3,500,000 ADSs in this offering at a public offering price of US$13.00 per ADS, after deducting the estimated aggregate offering expenses of US$700,000 payable by us, which excludes the underwriting discount and financial advisory fee, assuming no exercise of the underwriter’s over-allotment option.

	Actual		As adjusted
	HK$	US$	HK$	US$
	(in thousands)

8.75% senior notes due 2015(1)	165,563	21,363	165,563	21,363

Shareholders’ equity
Common stock(2) (2,000,000,000 ordinary shares authorized; 664,179,970 ordinary shares issued and outstanding)	66,418	8,570	73,418	9,473
Share Premium	681,208	87,892	1,021,430	131,789
Reserves	480,901	62,047	480,901	62,047

Total shareholders’ equity	1,228,527	158,509	1,575,749	203,309

Total Capitalization	1,394,090	179,872	1,741,312	224,672

(1)	Subsequent to August 31, 2009, we have either repurchased or redeemed these senior notes such that none of the senior notes are outstanding. In addition, we have obtained banking facilities with credit lines of up to HK$365.0 million in the aggregate. We also plan to fully repay the HK$40 million outstanding under one of our banking facilities on or about the completion of this offering using a portion of our available cash. Credit lines in the aggregate of HK$190 million are available under this banking facility, and any amount outstanding bears interest at a floating rate, is repayable in full and may be rolled over on a monthly basis until the facility expires in July 2011. The amount previously drawn down from this banking facility was used for general corporate purposes. See “Summary — Recent Developments”.

(2)	As of April 14, 2010, 684,497,344 ordinary shares were issued and outstanding.

Exchange Rate Information

Our business is primarily conducted in Hong Kong and substantially all of our revenues are denominated in Hong Kong dollars. However, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain current period amounts translated into U.S. dollars using the then current exchange rates, for the convenience of readers. For all periods prior to January 1, 2009, the exchange rate refers to noon buying rate as reported by the Federal Reserve Bank of New York. For periods beginning on or after January 1, 2009, the exchange rate refers to the exchange rate as set forth in the H.10 statistical release of the Federal Reserve Board. We make no representation that any Hong Kong dollars or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Hong Kong dollars, as the case may be, at any particular rate, or at all. On April 16, 2010, the noon buying rate was 7.7621 Hong Kong dollars to US$1.00.

The following table sets forth information concerning exchange rates between the Hong Kong dollar and the U.S. dollar for the periods indicated.

	Noon Buying Rate
	Period
Period	End	Average(1)	Low	High

2005	7.7718	7.7869	7.7684	7.8002
2006	7.7767	7.7601	7.7506	7.7796
2007	7.7968	7.8029	7.7665	7.8289
2008	7.8036	7.7915	7.7497	7.8159
2009	7.7505	7.7550	7.7495	7.8094
2010
January	7.7665	7.7624	7.7539	7.7752
February	7.7619	7.7670	7.7619	7.7716
March	7.7647	7.7612	7.7574	7.7648
April (through April 16)	7.7621	7.7620	7.7565	7.7672

(1)	Annual averages are calculated from month-end rates. Monthly averages are calculated using the average of the daily rates during the relevant period.

Description of American Depositary Shares

For a description of our American Depositary Shares, see “Description of the American Depositary Shares” in our final prospectus filed pursuant to Rule 424(b)(4) of the Securities Act on November 4, 1999 with respect to the Registration Statement on Form F-1 (File No. 333-11012).

In addition to such disclosure and the disclosure contained or incorporated by reference into this prospectus supplement or the accompanying prospectus, it is important to note that prior approval of the HKSE must be obtained before the ordinary shares represented by the ADSs offered hereby may trade on the HKSE.

Depositary Reimbursement

The Bank of New York Mellon, as depositary, has agreed to reimburse us for expenses we incur that are related to the establishment and maintenance of the ADR program, including investor relations expenses and the Nasdaq Global Market application and listing fees. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not related to the amounts of fees the depositary collects from investors under the ADS program.

The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing ordinary shares or surrendering ADSs or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deducting from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

Taxation

Certain U.S. Federal Income Tax Considerations

The following is a summary of certain United States federal income tax considerations that are anticipated to be material to the purchase, ownership, and disposition of our shares or American Depositary Shares (“ADSs”) (“ADSs”) by U.S. Holders, as defined below. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed U.S. Treasury regulations, published rulings and court decisions, all as in effect on the date hereof. These laws are all subject to change or different interpretation, possibly on a retroactive basis. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as investors subject to special tax rules including: partnerships, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, tax-exempt organisations, and, except as described below, non-U.S. Holders, or to persons that will hold our shares or ADSs as part of a straddle, hedge, conversion, or constructive sale transaction for United States federal income tax purposes or that have a functional currency other than the United States dollar, or persons who own, directly or indirectly, 5% or more of our shares or ADSs, all of whom may be subject to tax rules that differ significantly from those summarised below. In addition, this summary does not discuss any foreign, state, or local tax considerations. This summary assumes that investors will hold our shares or ADSs as “capital assets” (generally, property held for investment) under the Code.

Each prospective investor is urged to consult its own tax advisor regarding the United States federal, state, local, and foreign income and other tax considerations of the purchase, ownership, and disposition of our shares or ADSs.

For purposes of this summary, a U.S. Holder is a beneficial owner of shares or ADSs that is for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity that is taxable as a corporation, created in or organised under the laws of the United States or any State or political subdivision thereof;

•	an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source;

•	a trust the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust; or

•	a trust that was in existence on 20 August 1996, was treated as a United States person, for United States federal income tax purposes, on the previous day, and elected to continue to be so treated.

If a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes holds our shares or ADSs, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A U.S. Holder that is a partner in a partnership holding our shares or ADS is urged to consult its own tax advisor concerning the United States federal income tax consequences of purchasing, owning and disposing of our shares or ADSs by the partnership.

A beneficial owner of our shares or ADSs that is not a U.S. Holder is referred to herein as a “Non-U.S. Holder.”

A foreign corporation will be treated as a “passive foreign investment company” or “PFIC”, for United States federal income tax purposes, if 75% or more of its gross income consists of certain types of “passive” income or 50% or more of the fair market value of its assets are “passive” for any taxable year. Based on our current and projected income, assets, and activities, we presently believe that we will not be treated as a PFIC for the current taxable year and do not anticipate becoming a PFIC in a future taxable year. However, the PFIC determination is made annually at the end of each taxable year and is dependent on a number of factors, some of which are beyond our control, including the nature and value of our assets (including goodwill) and the amount and type of our income. Accordingly, there can be no assurance that we will not become a PFIC or that the U.S. Internal Revenue Service will agree with our conclusion regarding our PFIC status for 2010 or any taxable year thereafter. The discussion below under “U.S. Holders-Dividends” and “U.S. Holders-Sale or Other Disposition of Shares or ADSs,” assumes that we will not be subject to treatment as a PFIC for United States federal income tax purposes. If we were currently or were to become a PFIC, U.S. Holders would be subject to special rules and a variety of potentially adverse tax consequences under the Code. See “PFIC Considerations” below.

U.S. Holders

For United States federal income tax purposes, a U.S. Holder of an ADS will be treated as the owner of the proportionate interest of the shares held by the depositary that is represented by an ADS and evidenced by such ADS. Accordingly, no gain or loss will be recognized on the exchange of an ADS for the holders’ proportionate interest in the shares. A U.S. Holder’s tax basis in the withdrawn shares will be the same as the tax basis in the ADS surrendered therefore, and the holding period in the withdrawn shares will include the period during which the holder held the surrendered ADS.

Dividends. Any cash distributions paid by us out of our earnings and profits, as determined under United States federal income tax rules, will be subject to tax as ordinary dividend income and will be includible in the gross income of a U.S. Holder on actual or constructive receipt. Cash distributions paid by us in excess of our earnings and profits will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in our shares or ADSs, and thereafter as gain from the sale or exchange of a capital asset. Dividends paid in Hong Kong dollars will be includible in income in a United States dollar amount based on the United States dollar to Hong Kong dollar “spot” exchange rate prevailing at the time of receipt of such dividends by the depositary, in the case of ADSs, or by the U.S. Holder, in the case of shares held directly by such U.S. Holder. U.S. Holders should consult their own tax advisors regarding the United States federal income tax treatment of any foreign currency gain or loss recognised on the subsequent conversion of Hong Kong dollars received as dividends to United States dollars. Dividends received on shares or ADSs will not be eligible for the dividends received deduction allowed to corporations.

Under current law, “qualified dividend income” received by an individual prior to January 1, 2011 is subject to United States federal income tax rates lower than those applicable to ordinary income. The maximum federal income tax rate on such qualifying dividends received by an individual is 15%, or 5% for those individuals whose incomes fall in the 10% or 15% tax brackets. Based on our existing and anticipated future operations and current assets, and the anticipation that our American depository shares are and will be listed on the NASDAQ, we believe that we are a “qualified foreign corporation” and that our dividends paid to U.S. Holders who are individuals will be eligible to be treated as “qualified dividend income”, provided that such Holders satisfy applicable holding period requirements with respect to the ADSs and other application requirements. Dividends paid by foreign corporations that are classified as PFICs are not “qualified dividend income”. See “PFIC Considerations” below.

Dividends received on shares or ADSs generally will be treated, for United States federal income tax purposes, as income from non-U.S. sources. Such non-U.S. source income generally will be “passive category income”, or in certain cases “general category income”, which is treated separately from other types of income for purposes of computing the U.S. foreign tax credit. A U.S. Holder may be eligible, subject to a number of complex limitations, to claim a U.S. foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on shares or ADSs. U.S. Holders who do not elect to claim a U.S. foreign tax credit for foreign income tax withheld may instead claim a deduction, for United States federal income tax purposes, in respect of such withholdings, but only for a year in which the U.S. Holder elects to do so for all creditable foreign income taxes.

In addition, the United States Treasury has expressed concerns that parties to whom depositary shares are pre-released may be taking actions that are inconsistent with the claiming of U.S. foreign tax credits by the holders of ADSs. The analysis of the creditability of foreign withholding taxes could be affected by future actions that may be taken by the United States Treasury.

Sale or Other Disposition of Shares or ADSs. A U.S. Holder will recognise capital gain or loss on the sale or other disposition of shares or ADSs in an amount equal to the difference between the amount realised on the disposition and the U.S. Holder’s adjusted tax basis in such shares or ADSs, as each is determined in U.S. dollars. Any such capital gain or loss will be long-term if the shares or ADSs have been held for more than one year and will generally be United States source gain or loss. Certain non-corporate U.S. Holders (including individuals) may qualify for preferential rates of United States federal income taxation in respect of long-term capital gains for taxable years beginning before January 1, 2011. The claim of a deduction in respect of a capital loss, for United States federal income tax purposes, may be subject to limitations. If a U.S. Holder receives Hong Kong dollars for any such disposition, such U.S. Holder should consult its own tax advisor regarding the United States federal income tax treatment of any foreign currency gain or loss recognised on the subsequent conversion of the Hong Kong dollars to United States dollars.

PFIC Considerations

If we were to be classified as a PFIC for any taxable year, a U.S. Holder would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of United States federal income tax that a U.S. Holder could derive from investing in a foreign company that does not distribute all of its earnings on a current basis. In such event, a U.S. Holder of the shares or ADSs may be subject to tax at ordinary income tax rates on (i) any gain recognised on the sales of the shares or ADSs and (ii) any “excess distribution” paid on the shares or ADSs (generally, a distribution in excess of 125% of the average annual distributions paid by us in the three preceding taxable years). In addition, a U.S. Holder may be subject to an interest charge on such gain or excess distribution. Prospective investors are urged to consult their own tax advisors regarding the potential tax consequences to them if we are or do become a PFIC, as well as certain elections that may be available to them to mitigate such consequences.

Non-U.S. Holders

An investment in shares or ADSs by a Non-U.S. Holder will not give rise to any United States federal income tax consequences unless:

•	the dividends received or gain recognised on the sale of the shares or ADSs by such person is treated as effectively connected with the conduct of a trade or business by such person in the United States as determined under United States federal income tax law, and the dividends are attributable to a permanent establishment (or in the case of an individual, a fixed place of business) that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis. In such cases you generally will be taxed in the same manner as a U.S. holder. If you are a corporate non-U.S. Holder, “effectively connected” dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate, or

•	in the case of gains recognised on a sale of shares or ADSs by an individual, such individual is present in the United States for 183 days or more and certain other conditions are met. The non-U.S. Holder will be subject to United States federal income tax at a rate of 30% on the amount by which the U.S.-source capital gains exceed non-U.S.-source capital losses.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to dividends on or the proceeds received on the sale, exchange or redemption of shares or ADSs paid within the United States (and, in certain cases, outside the United States) to U.S. Holders other than certain exempt recipients, such as corporations, and backup withholding tax may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (or otherwise establishes, in the manner provided by law, an exemption from backup withholding) or to report dividends required to be shown on the U.S. Holder’s United States federal income tax returns.

Backup withholding is not an additional income tax, and the amount of any backup withholding from a payment to a U.S. Holder will be allowed as credit against the U.S. Holder’s United States federal income tax liability provided that the appropriate returns are filed.

A non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status to the payor, under penalties of perjury, on IRS Form W-8BEN.

THE ABOVE DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY, DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO OUR SHARES OR AMERICAN DEPOSITARY SHARES AND IS NOT INTENDED TO BE CONSTRUED AS TAX ADVICE. ACCORDINGLY, PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF PURCHASING, OWNING AND DISPOSING OF OUR SHARES OR AMERICAN DEPOSITARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY UNITED STATES FEDERAL, STATE, LOCAL OR NON-UNITED STATES TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

Underwriting

We have entered into an underwriting agreement with the underwriters named below. Oppenheimer & Co. Inc. is acting as representative of the underwriters. Oppenheimer & Co. Inc.’s address is 300 Madison Avenue, New York, New York 10017.

The underwriting agreement provides for the purchase of a specific number of ADSs by each of the underwriters. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specified number of ADSs, but is not responsible for the commitment of any other underwriter to purchase ADSs. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:

Underwriter	Number of ADSs

Oppenheimer & Co. Inc.	2,916,550
Roth Capital Partners, LLC	583,450

Total	3,500,000

The underwriters have agreed to purchase all of the ADSs offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase ADSs, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

The ADSs should be ready for delivery on or about April 28, 2010 against payment in immediately available funds. The underwriters are offering the ADSs subject to various conditions and may reject all or part of any order. The representative has advised us that the underwriters propose to offer the ADSs directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representative may offer some of the ADSs to other securities dealers at such price less a concession of $0.39 per ADS. After the ADSs are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of 525,000 additional ADSs from us to cover overallotments. If the underwriters exercise all or part of this option, they will purchase ADSs covered by the option at the initial public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to public will be US$52,325,000 and the total proceeds to us will be US$49,708,750. The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional ADSs proportionate to the underwriter’s initial amount reflected in the foregoing table.

The following table provides information regarding the amount of the discount to be paid to the underwriters by us:

		Total Without Exercise	Total With Full
		of Over-Allotment	Exercise of Over-
	Per ADS	Option	Allotment Option
	(US$)	(US$)	(US$)

Underwriting discount	0.65	2,275,000	2,616,250

We estimate that our total expenses of the offering, excluding the underwriting discount and financial advisory fee, will be approximately US$700,000. Pursuant to the underwriting agreement, upon the closing of the offering, the underwriters have agreed to pay an aggregate of up to US$450,000 of our out-of-pocket accountable costs and expenses actually incurred in connection with the offering. However, if the underwriting agreement is terminated by the representative or the underwriters because of any failure, refusal or inability on the part of the Company to comply with the terms or to fulfill any of the conditions of the underwriting agreement, we will pay, or reimburse if paid by the underwriters, all of the underwriters’ out-of-pocket accountable expenses (including the reasonable fees and disbursements of their counsel) actually incurred by them in connection with the proposed purchase and sale of the ADSs offered hereby, provided that such costs and expenses may not exceed US$150,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Pursuant to a separate financial adviser agreement, we have agreed to pay to CIMB up to US$450,000 in consideration for its services to us as a financial adviser.

We, as well as Wong Wai Kay, Ricky, Cheung Chi Kin, Paul, Yeung Chu Kwong, William, and Lai Ni Quiaque, representing approximately 58.72% of the Company’s outstanding shares as of the date of this prospectus supplement, have agreed to a 90-day “lock up” covering our ordinary shares and ADSs, including securities that are convertible into ordinary shares or ADSs and securities that are exchangeable or exercisable for ordinary shares or ADSs. This means that, for a period of 90 days following the date of this prospectus, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of Oppenheimer & Co. Inc.

Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase ADSs before the distribution of the ADSs is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•	Stabilizing transactions – The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the ADSs, so long as stabilizing bids do not exceed a specified maximum.

•	Over-allotments and syndicate covering transactions – The underwriters may sell more ADSs in connection with this offering than the number of shares than they have committed to purchase. This overallotment creates a short position for the underwriters. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional ADSs in this offering described above. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing ADSs in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market, as compared to the price at which they may purchase ADSs through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the ADSs that could adversely affect investors who purchase ADSs in this offering.

•	Penalty bids – If the representative purchases ADSs in the open market in a stabilizing transaction or syndicate covering transaction, it may reclaim a selling concession from the underwriters and selling group members who sold those ADSs as part of this offering.

•	Passive market making – Market makers in the ADSs who are underwriters or prospective underwriters may make bids for or purchases of ADSs, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of our ADSs may have the effect of raising or maintaining the market price of our ADSs or preventing or mitigating a decline in the market price of our ADSs. As a result, the price of the ADSs may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the ADSs if it discourages resales of the ADSs.

Neither we nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the price of the ADSs. These transactions may occur on the Nasdaq Global Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

Electronic Delivery of Preliminary Prospectus: A prospectus in electronic format may be delivered to potential investors by one or more of the underwriters participating in this offering. The prospectus in electronic format will be identical to the paper version of such preliminary prospectus. Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part.

Notices to Non-United States Investors

Investors in the United Kingdom, Germany, Norway and The Netherlands

In relation to each Member State of the European Economic Area which has implemented the Prospectus directive (each, a “Relevant Member State”) an offer to the public of any ADSs which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State other than the offers contemplated in this prospectus supplement in the United Kingdom, Germany, Norway and The Netherlands once this prospectus supplement has been approved by the competent authority in such Member State and published and passported in accordance with the Prospectus Directive as implemented in the United Kingdom, Germany, Norway and The Netherlands, except that an offer to the public in that Relevant Member State of ADSs may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of ADSs shall result in a requirement for the publication by the Company or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase any ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented, warranted and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any ADSs in circumstances in which section 21(1) of the FSMA does not apply to the Company; and

(b)	it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

Investors in Belgium

The offering is exclusively conducted under applicable private placement exemptions and therefore it has not been and will not be notified to, and this document or any other offering material relating to the ADSs has not been and will not be approved by, the Belgian Banking, Finance and Insurance Commission (“Commission bancaire, financière et des assurances/Commissie voor het Bank-, Financie- en Assurantiewezen”). Any representation to the contrary is unlawful. Each underwriter has undertaken not to offer sell, resell, transfer or deliver directly or indirectly, any ADSs, or to take any steps relating/ancillary thereto, and not to distribute or publish this document or any other material relating to the ADSs or to the offering in a manner which would be construed as: (a) a public offering of ADSs to the public under Directive 2003/71/EC which triggers an obligation to publish a prospectus in Belgium. Any action contrary to these restrictions will cause the recipient and the Company to be in violation of the Belgian securities laws.

Investors in France

Neither this prospectus supplement nor any other offering material relating to the ADSs offered hereby has been submitted to the clearance procedures of the Autorité des marchés financiers in France. The ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the ADSs offered hereby has been or will be: (a) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (b) used in connection with any offer for subscription or sale of the ADSs to the public in France. Such offers, sales and distributions will be made in France only: (i) to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in and in accordance with Articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier; (ii) to investment services providers authorised to engage in portfolio management on behalf of third parties; or (iii) in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des marchés financiers, does not constitute a public offer (appel public à l’épargne). Such ADSs may be resold only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Investors in Italy

The offering of the ADSs offered hereby in Italy has not been registered with the Commissione Nazionale perla Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, the ADSs offered hereby cannot be offered, sold or delivered in the Republic of Italy (“Italy”) nor may any copy of this prospectus supplement or any other document relating to the ADSs offered hereby be distributed in Italy other than to professional investors (operatori qualificati) as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of 1 July, 1998 as subsequently amended. Any offer, sale or delivery of the ADSs offered hereby or distribution of copies of this prospectus supplement or any other document relating to the ADSs offered hereby in Italy must be made:

(a)	by an investment firm, bank or intermediary permitted to conduct such activities in Italy in accordance with Legislative Decree No. 58 of 24 February 1998 and Legislative Decree No. 385 of 1 September 1993 (the “Banking Act”);

(b)	in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy; and

(c)	in compliance with any other applicable laws and regulations and other possible requirements or limitations which may be imposed by Italian authorities.

Investors in Sweden

This prospectus supplement has not been nor will it be registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this prospectus supplement may not be made available, nor may the ADSs offered hereunder be marketed and offered for sale in Sweden, other than under circumstances which are deemed not to require a prospectus under the Financial Instruments Trading Act (1991: 980). This offering will be made to no more than 100 persons or entities in Sweden.

Investors in Switzerland

The ADSs offered pursuant to this prospectus supplement will not be offered, directly or indirectly, to the public in Switzerland and this prospectus supplement does not constitute a public offering prospectus as that term is understood pursuant to art. 652a or art. 1156 of the Swiss Federal Code of Obligations. The Company has not applied for a listing of the ADSs being offered pursuant to this prospectus supplement on the SWX

Swiss Exchange or on any other regulated securities market, and consequently, the information presented in this prospectus supplement does not necessarily comply with the information standards set out in the relevant listing rules. The ADSs being offered pursuant to this prospectus supplement have not been registered with the Swiss Federal Banking Commission as foreign investment funds, and the investor protection afforded to acquirers of investment fund certificates does not extend to acquirers of the ADSs.

Investors are advised to contact their legal, financial or tax advisers to obtain an independent assessment of the financial and tax consequences of an investment in the Company’s ADSs.

Investors in Israel

In the State of Israel, the ADSs offered hereby may not be offered to any person or entity other than the following:

(a)	a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

(b)	a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;

(c)	an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, (d) a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(d)	a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(e)	a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

(f)	a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(g)	an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

(h)	a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

(i)	an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

(j)	an entity, other than an entity formed for the purpose of purchasing ADSs in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

Any offeree of the ADSs offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus supplement will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

Investors in Hong Kong

The ADSs may not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance, or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ADSs may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside of Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Investors in Singapore

This prospectus has not been registered with the Monetary Authority of Singapore. Accordingly, the underwriters have not offered or sold any ADSs or caused the ADSs to be made the subject of an invitation for subscription or purchase and may not offer or sell any ADSs or cause the ADSs to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, the prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person, or any person pursuant to Section 257(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

The underwriters will notify (whether through the distribution of the prospectus or otherwise) each of the following relevant persons specified in Section 275 of the SFA which has subscribed or purchased ADSs from or through that underwriter, namely a person which is:

•	a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor.

Shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the common stock under Section 275 except:

•	to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA;

•	where no consideration is given for the transfer; or

•	by operation of law.

Legal Matters

The validity of the ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Jones Day. DLA Piper is acting as counsel to the underwriters in connection with certain legal matters relating to the offering.

Experts

The consolidated financial statements of City Telecom (H.K.) Limited and its subsidiaries as of August 31, 2008 and 2009, and for each of the years in the two-year period ended August 31, 2009, have been incorporated by reference herein in reliance upon the report of KPMG, an independent registered public accounting firm, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

The offices of KPMG are located at 8th Floor, Prince’s Building, 10 Chater Road, Central, Hong Kong, People’s Republic of China.

Where You Can Find More Information

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements, information statements and other information filed electronically with the SEC.

This prospectus supplement and the accompanying prospectus are only part of a registration statement on Form F-3 that we have filed with the SEC under the Securities Act of 1933, as amended, and therefore omit certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus supplement and the accompanying prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. Statements relating to such documents are qualified in all aspects by such reference. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the Public Reference Room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

PROSPECTUS

US$100,000,000
Ordinary Shares
Debt Securities
Warrants
Rights to Purchase Ordinary Shares
Units

We may offer under this prospectus from time to time, at amounts, prices and on terms to be determined by market conditions at the time we make the offer, our:

•	ordinary shares;

•	debt securities (including convertible debt securities);

•	warrants to purchase debt or equity securities;

•	rights to purchase ordinary shares; or

•	any combination of the above, separately or as units.

This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement. Before you invest in our securities, you should carefully read both this prospectus and the prospectus supplement related to the offering of the securities.

Our American depositary shares are listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “CTEL.” Our ordinary shares are listed on The Stock Exchange of Hong Kong Limited (“HKSE”) under the number “1137.” On March 31, 2010, the last reported sale price of our American depositary shares on Nasdaq was US$16.07 per share and the last reported sale price of our ordinary shares on the HKSE was HK$6.21 per share. We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek listing of any such securities, a prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

If we sell securities through agents or underwriters, we will include their names and the fees, commissions and discounts they will receive, as well as the net proceeds to us, in the applicable prospectus supplement.

The securities offered hereby involve a high degree of risk. See “Risk Factors” on page 6.

None of the U.S. Securities and Exchange Commission, the Hong Kong Securities and Futures Commission or any state securities commission have approved or disapproved of these securities or passed upon the adequacy, completeness or accuracy of this prospectus. Any representation to the contrary is a criminal offense under the laws of the United States and the laws of Hong Kong.

The date of this prospectus is April 8, 2010

i

Prospectus Summary

This is a summary of our business and this offering. For a more complete understanding of our business and this offering, you should read the entire prospectus and the documents incorporated by reference.

Company Overview

Principal Activities

We are a Hong Kong-based provider of residential and corporate fixed telecommunications network and international telecommunications services. We specialize in the residential mass market and small-to-medium corporate and enterprise market segments. The majority of our revenues are derived from business conducted in Hong Kong.

We derive our revenues from two business segments: FTNS and IDD. A breakdown of our revenues is as follows:

	For the year ended August 31,
	2008	2009
	HK$	HK$
	(Amounts in thousands)

Revenue
FTNS business	1,011,038	1,230,880
IDD business	291,943	247,359

Total operating revenue	1,302,981	1,478,239

•	FTNS business. Our FTNS business involves the provision of fixed telecommunications network services through our self-owned Next Generation Network. Such services include the following:

•	high-speed broadband Internet access services at symmetric upstream and downstream access speeds of 25 Mbps to 1000 Mbps;

•	fixed line local telephony services using VoIP technology;

•	pay television services consisting of more than 80 channels, including self-produced news, children’s programming, international drama, movies and documentary and local interest programming, using our IP platform; and

•	corporate data services, including the provision of dedicated bandwidth to corporate customers.

As of August 31, 2009, we had a total of approximately 943,000 subscriptions for our fixed telecommunications network services, consisting of 391,000 broadband Internet access, 382,000 local VoIP and 170,000 IP-TV services subscriptions.

•	IDD business. Our IDD business involves the provision of international telecommunications services. Such services include direct dial services, international calling cards and mobile call forwarding services in Hong Kong and Canada. As of August 31, 2009, the customer base for our total international telecommunications services consisted of approximately 2.4 million registered accounts.

Strategy and Competitive Strengths

Our strategy is to market multiple fixed telecommunications network services by capitalizing on the new in-building blockwiring we have done on a mass scale for our Next Generation Network, which is described below, and will focus on growing our market share, increasing our network coverage and introducing new services through our IP platform. We believe that our success will continue to depend on our ability to capitalize on our focus on the residential mass and small-to-medium corporate and enterprise market segments, our leading-edge Next Generation Network, and our first mover advantage in the fixed line telecommunications market, which have a high entry barrier.

We believe that our demonstrated success is primarily due to our ability to capitalize on the following key strengths:

•	Focus on the Residential Mass and Small-To-Medium Corporate and Enterprise Market Segments. We focus on offering high-bandwidth services to the residential mass and small-to-medium enterprise markets in Hong Kong, which we believe have significant growth potential. We price our services attractively on a value-for-bandwidth basis and at the same time offer bandwidth advantages over comparable service offerings by our competitors. Our IP-TV services focus on the residential mass market by providing Chinese-language content that targets the Chinese-speaking population of Hong Kong. We have also strengthened our English language content over the past year to increase our competitiveness by adding National Geographic, AXN, Bloomberg and other channels. Our focus on the residential mass and small-to-medium corporate and enterprise markets has enabled us to quickly grow our subscription base, and we believe this will help us to increase sales of our services.

•	Leading-Edge Next Generation Network. We believe our self-owned Next Generation Network, a fiber-based backbone, gives us an inherent cost and performance advantage over our competitors. The high capacity of this network has enabled us to offer a suite of services on a single IP network platform. This IP platform is highly scalable, enabling us to offer broadband Internet access, local VoIP, IP-TV and corporate data services over a single network. It is also capable of providing up to 1,000 Mbps symmetric broadband Internet access.

•	First Mover Advantage and High Barriers to Entry. Despite the intense competition in the Hong Kong telecommunications industry, the inherent characteristics of the fixed line telecommunications market create a high entry barrier. Accordingly, we believe that our Next Generation Network’s current coverage of 1.6 million residential homes pass, substantially all in densely populated areas, gives us a first mover advantage over our competitors. Competitors who want to replicate our business model to provide a full coverage network that includes remote and difficult-to-reach areas of Hong Kong may encounter technological difficulties. Attempting to deploy Metro Ethernet technology in such locations would significantly increase costs and completion time of such a network. While other telecommunications operators may lay their own fiber, we believe some would encounter significant in-building bottlenecks when attempting to complete an end-to-end network. This is because a majority of Hong Kong’s residential properties have limited space for in-building wiring leading to subscribers’ residences, making it difficult for new entrants to replicate our end-to-end network build. We can increase or decrease the capacity of our Next Generation Network between 100Mbps to 1,000Mbps logarithmically and without adding to the network’s physical infrastructure, something our competitors using legacy telephone lines cannot accomplish with existing technology.

Recent Developments

Update on Fixed Mobile Interconnection Charge

On November 25, 2009, the Hong Kong Telecommunications Authority (“TA”) issued a Preliminary Analysis (the “2009 PA”) in relation to the 2008 Determination (see note 2(c) to our consolidated financial statements) for mobile interconnection charges. TA invited HKBN and the mobile operators covered by the 2008 Determination to make representations in relation to the 2009 PA on or before December 25, 2009. As of March 29, 2010, the 2008 Determination is still in process.

Buyback of 10-year Senior Notes (the “Notes”)

Between September 1, 2009 and December 15, 2009, we repurchased Notes with a cumulative principal value of US$1.5 million (equivalent to HK$11.6 million) in the open market. The total consideration paid including accrued interest was approximately US$1.6 million (equivalent to HK$12.1 million). The loss on extinguishment was approximately US$41,000 (equivalent to HK$318,000) which is expected to be recorded in the consolidated income statement for the year ending August 31, 2010. The principal value of the Notes outstanding after the repurchases was US$19,863,000 (equivalent to HK$153,948,000).

Redemption of Notes

On December 30, 2009, we gave a notice of redemption to the holders of the Notes. Pursuant to the relevant notice, we redeemed on February 1, 2010 all of the then-outstanding Notes at a redemption price equal to 104.375% of the principal amount plus accrued and unpaid interest. After these redemptions, no Notes remain outstanding.

Domestic Free Television Program Service Licence application

On December 31, 2009, we submitted to the Hong Kong Broadcasting Authority an application for the Domestic Free Television Program Service Licence to provide free television programme services in Hong Kong. We currently estimate a maximum cumulative investment at HK$210 million will be required before reaching positive free cash flow.

The Offering

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more offerings in amounts, at prices and on other terms to be determined at the time of the offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities under this prospectus, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any information we provide in a prospectus supplement is inconsistent with information in this prospectus, the information in the prospectus supplement will modify or supersede this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Information by Reference.”

Use of Defined and Technical Terms

Except as otherwise indicated by the context, references in this Form F-3 to:

•	“Hong Kong Companies Ordinance” are to Chapter 32 of the laws of Hong Kong;

•	“City Telecom,” the “Company,” “we,” “US” or “our” are to City Telecom (H.K.) Limited;

•	“fiscal year” or “fiscal” are to the Company’s fiscal year ended August 31 for the year referenced;

•	“FTNS business” are to our business segment in which we provide fixed telecommunications network services, including dial up and broadband Internet access services, local VoIP services, IP-TV services and corporate data services;

•	“Group” are to the Company and its subsidiaries;

•	“HKBN” are to Hong Kong Broadband Network Limited, a wholly owned subsidiary of the Company;

•	“HKFRSs” are to Hong Kong Financial Reporting Standards issued by the Hong Kong Institute of Certified Public Accountants;

•	“IDD business” are to our business segment in which we provide international telecommunications services, including international long distance call services;

•	“IFRSs” are to International Financial Reporting Standards, as issued by the International Accounting Standards Board;

•	“IP-TV services” are to pay-television services through Internet Protocol; and

•	“Mbps” are mega-bytes per second

•	“VoIP” are to Voice over Internet Protocol.

Currency Translation

We publish our consolidated financial statements in Hong Kong dollars. In this Form F-3, references to “Hong Kong dollars” or “HK$” are to the currency of Hong Kong, and references to “U.S. dollars” or “US$” are to the currency of the United States. This Form F-3 contains translations of Hong Kong dollar amounts into U.S. dollar amounts, solely for your convenience. Unless otherwise indicated, the translations have been made at US$1.00 = HK$7.7505, which was the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on August 31, 2009. On March 26, 2010 the exchange rate was US$1.00 = HK$7.7620. You should not construe these translations as representations that the Hong Kong dollar amounts actually represent such U.S. dollar amounts or could have been or could be converted into U.S. dollars at the rates indicated or at any other rates.

Corporate Information

We were incorporated on May 19, 1992 under the Hong Kong Companies Ordinance and are a limited liability company. Our registered office is located at Level 39, Tower 1, Metroplaza, No. 223 Hing Fong Road, Kwai Chung, New Territories, Hong Kong, telephone (852) 3145-6888. Our agent for U.S. federal securities laws purposes is CT Corporation System, 111 Eighth Avenue, New York, NY 10011.

Investor inquiries should be directed to us at the address and telephone number of our registered office set forth above. Our website is http://www.ctihk.com. The information contained on our website does not form a part of this prospectus.

Cautionary Note Concerning Forward-Looking Statements

Various statements incorporated by reference or contained in this prospectus discuss our future expectations, contain projections of our results of operations or financial condition, and include other forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended. You should not unduly rely on forward-looking statements contained or incorporated by reference in this prospectus. Our actual results and performance may differ materially from those expressed in such forward-looking statements. Forward-looking statements that express our beliefs, plans, objectives, assumptions, future events or performance may involve estimates, assumptions, risks and uncertainties. Such risks and uncertainties are discussed in this prospectus under the heading “Risk Factors”, and in our other filings with the Securities and Exchange Commission. You should read and interpret any forward-looking statements together with these documents. Forward-looking statements often, although not always, include words or phrases such as the following: “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “expect,” “intends,” “plans,” “projection” and “outlook.” These statements are based on management’s assumptions and beliefs in light of the information currently available to us.

Any forward-looking statement speaks only as of the date on which that statement is made. We will not update, and expressly disclaim any obligation to update, any forward-looking statement to reflect events or circumstances that occur after the date on which such statement is made.

Risk Factors

An investment in our securities is speculative and involves a high degree of risk. Therefore, you should not invest in our securities unless you are able to bear a loss of your entire investment. You should carefully consider the factors set forth under the heading “Item 3. Key Information — D. Risk Factors” in our most recently filed annual report on Form 20-F, as amended, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, if applicable, in any accompanying prospectus supplement before investing in any securities that may be offered pursuant to this prospectus.

Ratio of Earnings to Fixed Charges

Our ratio of earnings to fixed charges for the three fiscal years ended August 31, 2005, 2006 and 2007 in accordance with HKFRS, and for the two fiscal years ended August 31, 2008 and 2009 in accordance with IFRS, were as follows:

Fiscal Year Ended August 31,
2005	2006	2007	2008	2009

*	*	1.35	2.44	5.56

* Earnings for the fiscal years ended August 31, 2005 and 2006 were inadequate to cover fixed charges by HK$170,221,000 and HK$149,306,000 respectively.

Capitalization

The following table sets forth our capitalization as of August 31, 2009 on an actual basis.

	Actual
	HK$	US$
	(In thousands)

8.75% senior notes due 2015	165,563	21,363

Shareholders’ equity
Common stock (2,000,000,000 ordinary shares authorized; 664,179,970 ordinary shares issued; 1,335,820,030 ordinary shares outstanding)	66,418	8,570
Share Premium	681,208	87,892
Reserves	480,901	62,047

Total shareholders’ equity	1,228,527	158,509

Total Capitalization	1,394,090	179,872

Price Range of Ordinary Shares

Our American depositary shares are listed on Nasdaq under the symbol “CTEL” and our ordinary shares are listed on the HKSE under the number “1137.”

The following table sets forth, for the periods indicated, the high and low reported closing prices of our American depositary shares listed on Nasdaq and our ordinary shares listed on the HKSE:

	Nasdaq		HKSE
Period	High (US$)	Low (US$)	High (HK$)	Low (HK$)

March 2010 (through March 31, 2010)	16.07	11.35	6.21	4.61
February 2010	12.58	10.39	4.88	4.11
January 2010	13.03	10.15	5.03	3.80
December 2009	10.30	8.80	3.95	3.35
November 2009	10.00	6.61	3.92	2.50
October 2009	7.75	6.75	2.88	2.55
Second quarter 2010	13.03	8.80	5.03	3.35
First quarter 2010	10.00	5.29	3.92	2.03
Fourth quarter 2009	5.24	4.01	2.07	1.60
Third quarter 2009	4.44	2.00	1.72	0.85
Second quarter 2009	2.85	2.22	1.16	0.84
First quarter 2009	4.72	1.92	1.75	0.75
Fourth quarter 2008	5.24	4.37	2.03	1.65
Third quarter 2008	5.75	4.25	2.08	1.62
Second quarter 2008	6.47	4.36	2.43	1.67
First quarter 2008	10.75	4.75	3.66	1.90
Fiscal 2009	5.24	1.92	2.07	0.75
Fiscal 2008	10.75	4.25	3.66	1.62
Fiscal 2007	5.83	1.40	2.20	0.60
Fiscal 2006	2.44	1.37	0.92	0.55
Fiscal 2005	4.75	1.97	1.83	0.79

On March 31, 2010, the last reported closing price of our American depositary shares on Nasdaq was US$15.87 per share and the last reported closing price of our ordinary shares on the HKSE was HK$6.21 per share.

Use of Proceeds

Unless we state otherwise in a prospectus supplement, we will use the net proceeds from the sale of securities under this prospectus for general corporate purposes. From time to time, we may evaluate the possibility of acquiring businesses, products, equipment, tools and technologies, and we may use a portion of the proceeds as consideration for acquisitions. Until we use net proceeds for these purposes, we may invest them in interest-bearing securities.

Dilution

We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

Description of Share Capital

Ordinary Shares

Described below is a summary of certain information relating to our ordinary shares. This includes brief summaries of certain provisions of our Memorandum and Articles of Association, as currently in effect, and where relevant to the description of our ordinary shares, the Companies Ordinance (Chapter 32 of the laws of Hong Kong) (the “Companies Ordinance”). As this is a summary, it does not contain all the information that may be important to you. You should therefore read our full Memorandum and Articles of Association, filed as exhibit 3.1 to this Form F-3, if you would like additional or more detailed information.

General

City Telecom was incorporated in Hong Kong on May 19, 1992 under the Companies Ordinance. Clause 3 of the Memorandum of Association states that the Company’s objects are to carry on the business of telecommunications services in addition to various other related and unrelated business activities.

Our ordinary shares have been listed under the number “1137” on The Stock Exchange of Hong Kong Limited, or the HKSE, since August 4, 1997. Our American depositary shares, each representing 20 ordinary shares, have been listed under the symbol “CTEL” on Nasdaq since November 3, 1999. Our 10-year senior notes were listed under the ISIN codes of US178677AA87 and USY16599AA30 on the Singapore Exchange Securities Trading Limited, or SGX-ST, on January 24, 2005. The 10-year senior notes were subsequently exchanged for registered notes with ISIN code US178677AB60 pursuant to a registration statement under the U.S. Securities Act of 1933 on June 24, 2005.

As of March 29, 2010, we had an authorized share capital of HK$200,000,000 consisting of 2,000,000,000 ordinary shares each with a par value of HK$0.10 per share and 684,059,650 shares issued as of March 29, 2010.

As of March 29, 2010, there were 13 registered holders of 3,701,933 American depositary shares in the United States, consisting of 10.85% of our outstanding shares.

Dividends

Unless the relevant provisions of the Companies Ordinance require otherwise, we may by ordinary resolution (being a resolution passed by a majority of our shareholders who attend and vote at a meeting of shareholders) from time to time declare dividends, but no dividend shall exceed the amount recommended by our board of directors. Our Articles contain provisions on apportioning dividends where ordinary shares are not or were not fully paid for during the period covered by the dividend.

Unless the relevant provisions of the Companies Ordinance require otherwise, our board of directors may pay such interim dividends as appears to them to be justified by our financial position and pay any dividend payable at a fixed rate at intervals decided upon by our board of directors, whatever our financial position, if the board of directors feels that this payment is justified.

In respect of any dividend proposed to be paid or declared by our board of directors or by us in a general meeting, our board of directors may further propose and announce prior to or at the same time as the payment or declaration of such dividend either that:

1)	Such dividend be made in whole or in part in the form of an allotment of shares to the shareholders, credited as being fully paid. However, all the shareholders entitled to receive these new ordinary shares will also be entitled to choose to receive the dividend (or a part of it) in cash and not shares; or

2)	The shareholders entitled to such dividend are entitled to elect to receive an allotment of shares, credited as fully paid in stead of the whole or that part of the cash dividend as the board of directors may decide upon.

Any general meeting declaring a dividend may, upon the recommendation of our board of directors, by ordinary resolutions, direct that the dividend shall be met, wholly or partly, by the distribution of our assets.

Any dividend not claimed by a shareholder after a period of six years from the date when it was first due to be paid shall be forfeited and shall revert to us. The payment by our board of directors of any unclaimed dividend, interest or other sum payable on or in respect of an ordinary share into a separate account shall not make us responsible as a trustee for such sums.

Annual and extraordinary general meeting of shareholders

The Companies Ordinance requires our board of directors to hold an annual general meeting of our shareholders once every year and not more than 15 months after our previous annual general meeting. The annual general meeting and any other general meeting of our shareholder held for the passing of a special resolution (being a resolution passed by not less than 75% of those votes cast by the shareholders who attend and vote at a general meeting) should be convened by not less than 21 clear days’ notice in writing. The notice shall specify the place, date and time of meeting and the general nature of the business to be transacted. An annual general meeting may be called by not less than 20 clear business days’ notice if it is agreed by all shareholders entitled to attend and vote at the meeting. The business of the annual general meeting will include:

(a)	the declaration and sanctioning of dividends;

(b)	the consideration and adoption of the accounts, balance sheet and reports of the directors and auditors and other documents required to be attached to the financial statements;

(c)	the appointment of directors in place of those retiring (by rotation or otherwise);

(d)	the appointment of auditors; and

(e)	the fixing of, or the determining of the method of fixing, the remuneration of the directors and of the auditors.

Our board of directors may convene an extraordinary general meeting (which is any general meeting of the shareholders other than the annual general meeting) whenever it thinks fit and must do so upon the request in writing of shareholders holding not less than one-twentieth of our paid-up capital carrying the right to vote at a general meeting. All extraordinary general meetings (other than those convened for the passing of a special resolution referred to above) should be convened by not less than 10 clear business days’ notice in writing. Extraordinary general meetings may be called by less than 10 clear business days’ notice by a majority in number of the shareholders having the right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the shares giving that right.

Except as otherwise provided by our Articles, two shareholders present in person or by proxy and entitled to vote shall be a quorum for all purposes. Whilst no business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, the absence of a quorum shall not preclude the choice or appointment of a chairman which shall not be treated as part of the business of the meeting.

The Nasdaq marketplace rules also provide that a foreign private issuer such as ourselves may be granted an exemption from such requirements under such rules to have an annual meeting if it follows the practice of its home country.

Restrictions on ownership of shares

There are no restrictions, either pursuant to our Articles or to the laws of Hong Kong, on the rights of non-residents of Hong Kong or foreign persons to hold or exercise voting rights with respect to our ordinary shares.

Voting rights

Any decisions that are made by the shareholders in a general meeting require the passing of either an ordinary or a special resolution at such meeting. The type of resolution required to be passed depends upon the provisions of the Companies Ordinance and our Articles as certain matters may only be decided by the passing of a special resolution.

Unless any shares have special terms as to voting, on a show of hands every shareholder who is present in person at a general meeting, shall have one vote irrespective of the number of shares he holds and on a poll every shareholder who is present in person or by proxy shall have one vote for every share of which he is the holder. Our Articles set out the circumstances in which a poll can be demanded.

Pursuant to Rule 13.39(4) of the Listing Rules of the HKSE which became effective on January 1, 2009, any votes of the shareholders at a general meeting must be taken by poll.

Any shareholder that is a recognized clearing house within the meaning of the Securities and Futures Ordinance of Hong Kong may authorize such person or persons as it thinks fit to act as its representative (or representatives) at any general meeting or at any separate meeting of any class of shareholders (if relevant). However, if more than one person is authorized, the authorization must specify the number and class of shares in respect of which each person is in fact authorized. The authorized person will be entitled to exercise the same power on behalf of the recognized clearing house as that clearing house (or its nominees) could exercise if it were an individual shareholder of the Company.

Issue / Transfer of shares

Under the Companies Ordinance, our board of directors may, without the prior approval of the shareholders, offer to issue new shares to existing shareholders in proportion to their current shareholdings. Our board of directors may not issue new shares in any other way without the prior approval of the shareholders. Any such approval given in a general meeting shall continue in force until the earlier of: (1) the conclusion of the next annual general meeting; or (2) the expiration of the period within which the next annual general meeting is required by law to be held; or (3) when revoked or varied by an ordinary resolution of the shareholders in a general meeting. Where such shareholders’ approval is given, subject to the Listing Rules and any conditions attached to such approval, our unissued shares may be at the disposal of our board of directors, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as the directors may decide.

Subject to the provisions of our Articles, any shareholder may transfer all or any of his shares by an instrument of transfer in the usual or common form or in such other form as our board of directors may accept and may approve. Such instrument may be signed by hand or, if the buyer or seller is a clearing house or its nominee(s), signed by hand or by a machine imprinted signature or by such other manner as our board of directors may approve from time to time.

The instrument of transfer of a share shall be executed by or on behalf of both the buyer and the seller of that share provided that our board of directors may dispense with the signing of the instrument of transfer by the buyer in any case which it thinks fit in its discretion to do so. Except as provided in the paragraph above, our board of directors may also decide, either generally or in any particular case, upon request by either the buyer or seller of shares to accept mechanically signed transfers. The seller shall be deemed to remain the holder of the share until the name of the buyer is entered into our register in respect of that share. All instruments of transfer, when registered, may be retained by us. Nothing in our Articles prevents our board of directors from recognizing a renunciation of the allotment or provisional allotment of any share by the person to whom the shares were to be allotted in favor of some other person.

Our board of directors may in its absolute discretion and without giving any reason, decline to register any transfer of any share which is not a fully paid share.

Our board of directors may also decline to register any transfer unless:

(a)	the instrument of transfer, duly stamped, is lodged with us accompanied by the certificate for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the seller to make the transfer;

(b)	such fee, not more than the maximum amount allowed by The Stock Exchange of Hong Kong Limited from time to time, as our board of directors may from time to time require is paid to us in respect of it;

(c)	the instrument of transfer is in respect of only one class of share;

(d)	in the case of a transfer of a share jointly held by two or more holders, the number of joint holders to whom the share is to be transferred does not exceed four; and

(e)	the shares concerned are free of any lien in favor of us.

If our board of directors declines to register a transfer of any share, it shall, within two months after the date on which the instrument of transfer was lodged, send to the buyer notice of the refusal.

Shareholders

In accordance with our Articles, only persons who are registered in our register of members are recognized by us as shareholders and absolute owners of the shares. The register of members may be closed by our board of directors at such times and for such periods as it may from time to time decide by giving notice by advertisement in a newspaper circulating generally in Hong Kong, but the register shall be closed in any year for more than 30 days (excluding Sundays and public holidays) unless extended by ordinary resolution.

American Depositary Shares

The Bank of New York Mellon, as depositary, will execute and deliver the American Depositary Receipts, or ADRs. Each ADR is a certificate evidencing a specific number of American Depositary Shares, also referred to as ADSs. Each ADS represents 20 ordinary shares (or a right to receive 20 ordinary shares) deposited with The Hongkong and Shanghai Banking Corporation Limited, as the custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADRs will be administered is located at 101 Barclay Street, New York, New York 10286.

Our ADSs may be held either directly (by having an ADR registered in the holder’s name) or indirectly through a broker or other financial institution. If our ADSs are held directly, the holder of the ADS is an ADR holder. This description assumes you hold our ADSs directly. If you hold our ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section and should consult with your broker or financial institution to find out what those procedures are.

Holders of our ADRs will have certain rights. A deposit agreement among us, the depositary and our ADR holders sets out ADR holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADRs. We will not treat our ADR holders as shareholders, and our ADR holders will not have shareholder rights. (For a description of our shareholders’ rights, see “Description of Share Capital — Ordinary Shares”). The depositary will be the holder of the shares underlying our ADRs.

The following is a summary of the material provisions of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, our ADR holders should read the entire deposit agreement and the form of ADR.

Dividends and Other Distributions

How will our ADR holders receive dividends and other distributions on the ordinary shares?

The depositary has agreed to pay to our ADR holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. Our ADR holders will receive these distributions in proportion to the number of ordinary shares their ADSs represent.

Cash.  The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADR holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, the depositary will deduct any withholding taxes that must be paid. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, our ADR holders may lose some of the value of the distribution.

Ordinary Shares.  The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution in proportion to the number of ADSs representing the underlying ordinary shares. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. Before making a distribution, the depositary will deduct any withholding taxes and fees that must be paid.

After consultation with us, if the depositary makes rights available to our ADR holders, upon instruction from our ADR holders, it will exercise the rights and purchase the shares on behalf of our ADR holders. The depositary will then deposit the shares and issue American depositary shares to our ADR holders. It will exercise rights if our ADR holders pay it the exercise price and any other charges the rights require ADR holders to pay.

U.S. securities laws may restrict the sale, deposit, cancellation, and transfer of the American depositary shares issued after exercise of rights. For example, ADR holders may not be able to trade the American depositary shares freely in the United States. In this case, the depositary may issue the American depositary shares under a separate deposit agreement which will contain the same provisions as the deposit agreement, except for changes needed to put the restrictions in place.

Rights to receive additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary, after consulting with us, may make these rights available to our ADR holders. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, our ADR holders will receive no value for them.

The depositary will not offer the rights unless both the rights and the securities to which the rights relate are exempt from registration under the Securities Act or are registered under the Securities Act. If the depositary makes rights available to our ADR holders, it will exercise the rights and purchase the ordinary shares at the request of and on each ADR holder’s behalf if our ADR holders pay it the exercise price and any other charges the rights require our ADR holders to pay. The depositary will then deposit the ordinary shares and deliver ADSs to our ADR holders.

United States securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, our ADR holders may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADRs described in this section except for changes needed to put the necessary restrictions in place.

Other Distributions.  The depositary will send to our ADR holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to our ADR holders unless it receives satisfactory evidence from us that it is legal to make that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register ADSs, ordinary shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADRs, shares, rights or anything else to ADR holders. (See “Risk Factors”). This means that our ADR holders may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to them.

Deposit, Withdrawal and Cancellation

How are ADRs issued?

The depositary will deliver ADRs if ordinary shares or evidence of rights to receive ordinary shares are deposited with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names requested and will deliver the ADRs at its office to the persons requested.

How do ADR holders cancel ADRs and obtain ordinary shares?

Our ADR holders may turn in their ADRs at the depositary’s office in order to withdraw the securities represented by the ADR. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADR to the ADR holder or a person he, she or it designates at the office of the custodian. Or, at the ADR holder’s request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible.

Voting Rights

How do our ADR holders vote?

Our ADR holders may instruct the depositary to vote the ordinary shares underlying their ADRs. Otherwise, our ADR holders will not be able to exercise their right to vote unless they withdraw the ordinary shares. However, our ADR holders may not know about the meeting enough in advance to withdraw the ordinary shares.

If we ask for our ADR holders’ instructions, the depositary will notify our ADR holders of the upcoming vote and arrange to deliver our voting materials and form of notice to them. The materials will (1) describe the matters to be voted on and contain such information as is contained in the notice from us, (2) include a statement that the ADR holders on a specified record date will be entitled to direct the depositary to vote the shares or other deposited securities underlying the ADRs, subject to applicable law and our Constitution, and (3) explain how our ADR holders may instruct the depositary to vote the ordinary shares or other deposited securities underlying their ADSs as they direct. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of the depositary agreement and the depositary’s operating documents, to vote or to have its agents vote the ordinary shares or other deposited securities as our ADR holders instruct. The depositary shall not vote or attempt to exercise the right to vote other than in accordance with the instructions of the ADR holders. We cannot assure our ADR holders that they will receive the voting materials in time to ensure that they can instruct the depositary to vote their ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions.

This means that our ADR holders may not be able to exercise their right to vote and there may be nothing they can do if their ordinary shares are not voted as they requested.

Fees and Expenses

Persons depositing ordinary shares or ADR holders must pay:	For:

US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	• Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	• Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
US$0.02 (or less) per ADS	• Any cash distribution to our ADR holders
A fee equivalent to the fee that would be payable if securities distributed to our ADR holders had been ordinary shares and the ordinary shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADR holders
Registration or transfer fees	• Transfer and registration of ordinary shares on our ordinary share register to or from the name of the depositary or its agent when our ADR holders deposit or withdraw ordinary shares
Expenses of the depositary in converting foreign currency to U.S. dollars
• Whenever the depositary or the custodian receives foreign currency, by way of dividends or other distributions or the net proceeds from the sale of securities, property or rights, and if at the time of the receipt thereof the foreign currency so received can in the judgment of the depositary be converted on a reasonable basis into U.S. dollars and the resulting U.S. dollars transferred to the United dollars States Expenses of the

Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)
Taxes and other governmental charges the depositary or the custodian have to pay on any ADR or ordinary share underlying an ADR, for example, stock transfer taxes, stamp duty or withholding taxes
Any charges incurred by the depositary or its agents for servicing the deposited securities

If we:	Then:

• Reclassify, split up or consolidate any of the deposited securities	The cash, ordinary shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.
• Distribute securities on the ordinary shares that are not distributed to our ADR holders

• Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action
The depositary may, and will if we ask it to, distribute some or all of the cash, ordinary shares or other securities it received. It may also deliver new ADRs or ask our ADR holders to surrender their outstanding ADRs in exchange for new ADRs identifying new deposited securities.

Payment of Taxes

The ADR holder is required to pay all taxes and other governmental charges that may be payable in respect of any their ADSs, or the shares or other securities underlying their ADSs. The depositary may refuse to effect a transfer of any ADRs or refuse to effect the withdrawal of any securities underlying the ADRs while any such taxes and charges are outstanding. The depositary may deduct the amount of any taxes owed from any payments to our ADR holders. It may also sell deposited securities, by public or private sale, to pay any taxes owed. Our ADR holders will remain liable if the proceeds of the sale are not enough to pay the taxes. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to our ADR holders any proceeds, or send to our ADR holders any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

• Change the nominal or par value of our shares; • Reclassify, split up or consolidate any of the deposited securities;	The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities; and
• Distribute securities on the shares that are not distributed to you; or

• Recapitalize, reorganize, merge, liquidate, implement the mandatory exchange, sell all or substantially all of its assets, or take any similar action
The depositary may, and will if we ask it to, distribute some or all of the cash, shares or other securities it received. It may also issue new ADSs or ask you to surrender your outstanding ADSs in exchange for new ADSs, identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without the consent of our ADR holders for any reason which we deem desirable. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADR holders, it will not become effective for outstanding ADRs until 30 days after the depositary notifies ADR holders of the amendment. At the time an amendment becomes effective, our ADR holders are considered, by continuing to hold their ADRs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. In no event will an amendment impair the right of ADR holders to surrender and withdraw the underlying securities, except in order to comply with the applicable law.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so by notifying our ADR holders at least 90 days before termination. The depositary may also terminate the deposit agreement if the depositary has notified us that it would like to resign and we have not appointed a successor depositary within 90 days.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADRs. At any time after the expiration of one year from the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and has no liability for interest. The depositary’s only obligations after the sale of the deposited securities will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADRs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	are not liable if either of us exercises discretion permitted under the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on behalf any of our ADR holders or on behalf of any other party;

•	are not liable for any action or non-action in reliance on the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any ADR holders or any other person believed in good faith to be competent to give such information;

•	are not liable for any acts or omissions made by a successor depositary; and

•	are not responsible for a failure to carry out any instructions for the depositary to vote the ADSs.

In the deposit agreement, we agree to indemnify the depositary for acting as depositary, except for losses caused by the depositary’s own negligence or bad faith, and the depositary agrees to indemnify us for losses resulting from its negligence or bad faith.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADR, make a distribution on an ADR, or permit withdrawal of ordinary shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary;

•	delivery of the certificates that we may specify to the depositary to assure compliance with the Securities Act; and

•	compliance with laws and regulations, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADRs or register transfers of ADRs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Right of our ADR holders to Receive the Ordinary Shares Underlying their ADRs

Our ADR holders have the right to cancel their ADRs and withdraw the underlying ordinary shares at any time except:

•	When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares.

•	When ADR holders seeking to withdraw ordinary shares owe money to pay fees, taxes and similar charges.

•	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADRs

The deposit agreement permits the depositary to deliver ADRs before deposit of the underlying ordinary shares. This is called a pre-release of the ADR. The depositary may also deliver shares upon cancellation of pre-released ADRs (even if the ADRs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADRs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADRs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the ordinary shares or ADRs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Inspection Rights of ADR Holders

The depositary will make available for inspection by holders of ADRs at its Corporate Trust Office any reports, notices and other communications, including any proxy soliciting material, received from the Company which are received by the depositary as the holder of the underlying ordinary shares and made generally available to the holders of ordinary shares by the Company. The depositary will keep books, at its Corporate Trust Office, for the registration of ADRs and transfers of ADRs which shall at all reasonable times be open for inspection by the ADR holders, provided that such inspection shall not be for the purpose of communicating with other ADR holders for purposes other than the business of the Company or a matter related to the Deposit Agreement or the ADRs.

Description of Debt Securities

This prospectus describes the general terms and provisions of the debt securities we may offer and sell by this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a prospectus supplement. We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may offer under this prospectus an indeterminate aggregate principal amount of debt securities. We may offer debt securities in the form of either senior debt securities or subordinated debt securities. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.” Unless otherwise specified in a prospectus supplement, the senior debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities generally will be entitled to payment only after payment of our senior debt.

Certain of our subsidiaries may guarantee the debt securities we offer. Those guarantees may or may not be secured by liens, mortgages, and security interests in the assets of those subsidiaries. The terms and conditions of any such subsidiary guarantees, and a description of any such liens, mortgages or security interests, will be set forth in the prospectus supplement that will accompany this prospectus.

The debt securities will be issued under an indenture between us and a trustee, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. We have summarized the general features of the debt securities to be governed by the indenture. The summary is not complete. The executed indenture will be incorporated by reference from a report on Form 6-K. We encourage you to read the indenture, because the indenture, and not this summary, will govern your rights as a holder of debt securities. Capitalized terms used in this summary will have the meanings specified in the indenture. References to “we,” “us” and “our” in this section, unless the context otherwise requires or as otherwise expressly stated, refer to City Telecom (H.K.) Limited, excluding its subsidiaries.

Our statements below relating to the debt securities and the indentures are also qualified in their entirety by reference to all of the provisions of the applicable indenture and any applicable United States federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture. For a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

Additional Information

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors, or a committee thereof, and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement.

We may issue an unlimited amount of debt securities under the indenture, and the debt securities may be in one or more series with the same or various maturities, at par, at a premium or at a discount. Except as set forth in any prospectus supplement, we will also have the right to “reopen” a previous series of debt securities by issuing additional debt securities of such series without the consent of the holders of debt securities of the series being reopened or any other series. Any additional debt securities of the series being reopened will have the same ranking, interest rate, maturity and other terms as the previously issued debt securities of that series. These additional debt securities, together with the previously issued debt securities of that series, will constitute a single series of debt securities under the terms of the applicable indenture.

We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered, the aggregate principal amount and other terms of the debt securities, which will include some or all of the following:

•	the title;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form, and, if so, the terms and the name of the depository;

•	the maturity date;

•	the interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any securities;

•	classification as senior or subordinated debt securities;

•	in the case of subordinated debt securities, the degree, if any, to which the subordinated debt securities of the series will be senior to or be subordinated to other indebtedness of our in right of payment, whether the other indebtedness is outstanding or not, the aggregate amount of outstanding indebtedness as of the most recent practicable date that is senior to the subordinated debt and a description of any limitations on the issuance of additional senior indebtedness, if any;

•	if the securities are guaranteed, the name of the guarantor and a brief outline of the contract of guarantee;

•	information about other classes of securities issued by us that may limit holders’ rights under the securities that they’ve purchased;

•	the terms on which any series of debt securities may be convertible into or exchangeable for our ordinary shares or other of our securities, including (a) provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option and (b) provisions pursuant to which the number of ordinary shares or other securities of ours that the holders of the series of debt securities receive would be subject to adjustment;

•	if any principal or interest is to be amortized, the amortization schedule by which any principal and/or interest will be paid;

•	a schedule listing the premium at which we will repay principal in order to retire the debt securities early, if we choose to do so;

•	the kind and priority of any lien securing the issue, as well as a brief identification of the principal properties subject to each lien;

•	the tax effects of any “original issue discount” as that term is defined in Section 1232 of the Internal Revenue Code (26 U.S.C. 1232);

•	the name and address of the trustee and the nature of any material relationship between the trustee and us or any of our affiliates, the percentage of the class of securities that is needed to require the trustee to take action, and what indemnification the trustee may require before proceeding to enforce any lien;

•	the place where payments will be payable and the name and address of the paying agent;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	any listing of a series of debt securities on a securities exchange or market;

•	the denominations in which we will issue the series of debt securities, if other than denominations of US$1,000 and any integral multiple thereof;

•	the consequences of any failure to pay principal, interest, or any sinking or amortization installment; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

We will provide information on the applicable United States and Hong Kong income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of, and premium and interest on, any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depositary Trust Company, as depositary, or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement.

You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, and any premium and interest on, certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we undergo a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

•	we are the surviving corporation or the successor person (if other than us) expressly assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met, including any additional conditions described in the applicable prospectus supplement.

Events of Default

Event of default means, with respect to any series of debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of or premium on any debt security of that series when due and payable;

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of our company; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of, and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•	the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and any premium and interest on, that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

If any securities are outstanding under the indenture, the indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of, or premium on, or change the fixed maturity of, any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, or premium or interest on, any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of, or premium or interest on, any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, and premium and interest on, those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, or any premium or interest on, any debt security of that series or in respect of a covenant or provision, which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration of the debt securities of such series and its consequences, including any related payment default that resulted from the acceleration.

Discharging Our Obligations

We may choose to either discharge our obligations on the debt securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time after we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen, destroyed or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates.

We may discharge our obligations under the indenture or release ourselves from covenant restrictions only if, in addition to making the deposit with the trustee, we meet some specific requirements. Among other things:

•	we must deliver an opinion of our legal counsel that the discharge will not result in holders having to recognize taxable income or loss or subject them to different tax treatment. In the case of legal defeasance, this opinion must be based on either an IRS letter ruling or change in federal tax law;

•	we may not have a default on the debt securities discharged on the date of deposit;

•	the discharge may not violate any of our agreements; and

•	the discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the laws of the State of New York.

Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Description of Warrants

We may issue warrants to purchase debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which the prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	provisions for changes or adjustments in the exercise price;

•	the amount of warrants outstanding;

•	information with respect to book-entry procedures, if any;

•	any material Hong Kong and U.S. federal income tax consequences;

•	the anti-dilution provisions of the warrants; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Description of Rights to Purchase Ordinary Shares

We may issue subscription rights to purchase ordinary shares. We may issue these rights independently or together with any other offered security.

The applicable prospectus supplement will describe the specific terms of any subscription rights offering, including:

•	the title of the subscription rights;

•	the securities for which the subscription rights are exercisable;

•	the exercise price for the subscription rights;

•	the number of subscription rights issued;

•	if applicable, a discussion of the material US federal or income tax considerations applicable to the issuance or exercise of the subscription rights;

•	any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	if applicable, the record date to determine who is entitled to the subscription rights and the ex-rights date;

•	the date on which the rights to exercise the subscription rights will commence, and the date on which the rights will expire;

•	the extent to which the offering includes an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting arrangement we enter into in connection with the offering.

Each subscription right will entitle its holder to purchase for cash a number of ordinary shares, ADSs or any combination thereof at an exercise price described in the prospectus supplement. Subscription rights may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement. Ant the close of business on the expiration date, all unexercised subscription rights will become void.

Upon receipt of payment and the subscription form properly completed and executed at the subscription rights agent’s office or another office indicated in the prospectus supplement, we will, as soon as practicable, forward the ordinary shares or ADSs purchasable with this exercise. Rights to purchase ordinary shares in the form of ADSs will be represented by certificates issued by the ADS depositary upon receipt of the rights to purchase ordinary shares registered hereby. The prospectus supplement may offer more details on how to exercise the subscription rights.

Depending on the nature of the offering, we may enter into a standby underwriting arrangement with one or more underwriters under which the underwriter(s) will purchase any offered securities remaining unsubscribed for after the offering, as described in the prospectus supplement.

Description of Units

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

Plan of Distribution

We may sell securities under this prospectus in offerings:

•	through one or more underwriters or dealers;

•	through agents;

•	directly to investors;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act of 1933, to or through a market maker or into an existing trading market, on an exchange or otherwise; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

We may price the securities we sell under this prospectus:

•	at a fixed public offering price or prices, which we may change from time to time;

•	at market prices prevailing at the times of sale;

•	at prices calculated by a formula based on prevailing market prices;

•	at negotiated prices; or

•	in a combination of any of the above pricing methods.

If we use underwriters for an offering, they will acquire securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions and except as otherwise set forth in the applicable prospectus supplement, the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement. The public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may change from time to time. Only underwriters named in a prospectus supplement are underwriters of the securities offered by that prospectus supplement.

The aggregate value of all compensation received or to be received by any members of FINRA participating in an offering will not exceed 8% of the offering proceeds.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

If we use dealers for an offering, they will acquire securities for their own account and may resell them from time to time to the public at varying prices determined by the dealers at the time of resale. The applicable prospectus supplement will include the names of the dealers and the terms of the transaction.

We may also sell securities directly or through agents. We will name any agent involved in an offering and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agents will act on a best-efforts basis.

We may authorize agents, underwriters or dealers to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions of these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Underwriters or agents may engage in transactions with us, or perform services for us, in the ordinary course of business. We may also use underwriters or agents with whom we have a material relationship. We will describe the nature of any such relationship in the prospectus supplement.

An underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriter to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. These activities may cause the price of our securities to be higher than it would otherwise be on the open market. The underwriter may discontinue any of these activities at any time.

All securities we offer, other than ordinary shares, will be new issues of securities, with no established trading market. Underwriters may make a market in these securities, but will not be obligated to do so and may discontinue market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Dividend Policy

Unless the relevant provisions of the Companies Ordinance require otherwise, we may by ordinary resolution (being a resolution passed by a majority of our shareholders who attend and vote at a meeting of shareholders) from time to time declare dividends, but no dividend shall exceed the amount recommended by our board of directors. Our Articles contain provisions on apportioning dividends where shares are not or were not fully paid for during the period covered by the dividend.

Unless the relevant provisions of the Companies Ordinance require otherwise, our board of directors may pay such interim dividends as appears to them to be justified by our financial position and pay any dividend payable at a fixed rate at intervals decided upon by our board of directors, whatever our financial position, if the board of directors feels that this payment is justified.

In respect of any dividend proposed to be paid or declared by our board of directors or by us in a general meeting, our board of directors may further propose and announce prior to or at the same time as the payment or declaration of such dividend either that:

1)	Such dividend be made in whole or in part in the form of an allotment of shares to the shareholders, credited as being fully paid. However, all the shareholders entitled to receive these new shares will also be entitled to choose to receive the dividend (or a part of it) in cash and not shares; or

2)	The shareholders entitled to such dividend are entitled to elect to receive an allotment of shares, credited as fully paid in stead of the whole or that part of the cash dividend as the board of directors may decide upon.

Any general meeting declaring a dividend may, upon the recommendation of our board of directors, by ordinary resolutions, direct that the dividend shall be met, wholly or partly, by the distribution of our assets.

Any dividend not claimed by a shareholder after a period of six years from the date when it was first due to be paid shall be forfeited and shall revert to us. The payment by our board of directors of any unclaimed dividend, interest or other sum payable on or in respect of a share into a separate account shall not make us responsible as a trustee for such sums.

Offering Expenses

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the SEC registration fee. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

SEC registration fee	US$7,130
Legal fees and expenses	US$50,000
Accounting fees and expenses	US$20,000
Printing and engraving expenses	US$20,000
Miscellaneous expenses	US$1,000
Total	US$98,130

Material Changes

There have not been any material changes in our affairs that have occurred since the end of the latest fiscal year for which certified financial statements are included in this prospectus and that have not been described in a report filed under the Exchange Act and incorporated by reference.

Legal Matters

The validity of the securities offered in this prospectus will be passed upon for us by Jones Day, our Hong Kong and U.S. counsel. Any underwriters will be advised with respect to other issues relating to any offering by their own legal counsel.

Experts

The consolidated financial statements of City Telecom (H.K.) Limited and its subsidiaries as of August 31, 2008 and 2009, and for each of the years in the two-year period ended August 31, 2009, have been incorporated by reference herein and in this Registration Statement in reliance upon the report of KPMG, an independent registered public accounting firm, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

The offices of KPMG are located at 8th Floor, Prince’s Building, 10 Chater Road, Central, Hong Kong, People’s Republic of China.

Where You Can Find More Information

We have filed a registration statement on Form F-3 with the Securities and Exchange Commission in connection with this offering. In addition, we file reports with, and furnish information to, the Securities and Exchange Commission. You may read and copy the registration statement and any other documents we have filed at the Securities and Exchange Commission, including any exhibits and schedules, at the Securities and Exchange Commission’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on this public reference room. As a foreign private issuer, all documents which were filed after November 4, 2002 on the Securities and Exchange Commission’s EDGAR system are available for retrieval on the Securities and Exchange Commission’s website at www.sec.gov.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

Incorporation of Information by Reference

The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus. The following documents filed with the Securities and Exchange Commission by our company are incorporated by reference in this registration statement:

1)	our Annual Report on Form 20-F for the year ended August 31, 2009, filed on December 18, 2009, as amended by the Form 20-F/A filed on March 24, 2010, which contains audited consolidated financial statements as of August 31, 2008 and 2009 and for each of the years in the two-year period ended August 31, 2009; and

2)	our Current Reports on Form 6-K furnished on December 30 and 31, 2009 and February 5, 2010.

All subsequent annual reports filed by our company pursuant to the Securities Exchange Act of 1934 on Form 20-F prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate any Form 6-K subsequently submitted by us to the Commission prior to the termination of the offering by identifying in such Forms 6-K that they are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Copies of reports and other information, when so filed, may be inspected without charge and may be obtained at prescribed rates at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, and at the regional office of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information regarding the Washington, D.C. Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website at www.sec.gov that contains information regarding registrants that make electronic filings with the SEC using its EDGAR system.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at:

City Telecom (H.K.) Limited
Level 39, Tower 1, Metroplaza
No. 223 Hing Fong Road,
Kwai Chung, New Territories,
Hong Kong
Attn: Mr. Lai Ni Quiaque
Telephone number: (852) 3145 6068

Copies of these filings may also be accessed at our website, www.ctigroup.com.hk.

As a foreign private issuer, we are exempt from the rules under Section 14 of the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and other provisions in Section 16 of the Exchange Act.

3,500,000 American Depositary Shares

Representing 70,000,000 Ordinary Shares

PROSPECTUS SUPPLEMENT

April 23, 2010

Oppenheimer & Co.

Roth Capital Partners

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.